                                                Filed pursuant to Rule 424(b)(2)
                                                Registration No. 333-20813

PROSPECTUS SUPPLEMENT
(To Prospectus dated February 3, 1997)

                               2,000,000 Shares

                        [LOGO] MID-ATLANTIC REALTY TRUST

                           MID-ATLANTIC REALTY TRUST

                     Common Shares of Beneficial Interest

   We are offering 2,000,000 common shares of beneficial interest, par value $0.01 per share.

   Our common shares are listed on the New York Stock Exchange under the symbol "MRR." On March 6, 2002, the last sale price of our common shares as reported on the NYSE was $15.10 per share.

   Investing in our common shares involves risks. See "Risk Factors" beginning on page S-6 of this prospectus supplement.

                                                         Per
                                                        Share     Total
                                                        ------ -----------
Public Offering Price.................................. $15.10 $30,200,000
Underwriting Discounts and Commissions................. $  .77 $ 1,546,000
Proceeds, Before Expenses, to Mid-Atlantic Realty Trust $14.33 $28,654,000

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

   We have granted the underwriters a 30-day option to purchase up to an additional 300,000 common shares to cover over-allotments, if any.

   It is expected that delivery of the shares will be made to investors on or about March 12, 2002.

                               -----------------

                Sole Book-Running Manager    Co-Lead Manager

                Wachovia Securities       Legg Mason Wood Walker
                                               Incorporated

                              Ferris, Baker Watts
                                 Incorporated

            The date of this prospectus supplement is March 6, 2002

   You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate as of any date other than their respective dates.

                               -----------------

                               TABLE OF CONTENTS

                                                                         Page
                                                                         ----
                             PROSPECTUS SUPPLEMENT

  HOW TO OBTAIN MORE INFORMATION........................................  S-3
  INCORPORATION OF INFORMATION WE FILE WITH THE SEC.....................  S-3
  PROSPECTUS SUPPLEMENT SUMMARY.........................................  S-4
  CAUTIONARY NOTE CONCERNING FORWARD LOOKING STATEMENTS.................  S-6
  RISK FACTORS..........................................................  S-6
  USE OF PROCEEDS....................................................... S-12
  PRICE RANGE OF SHARES AND DISTRIBUTION HISTORY........................ S-13
  CAPITALIZATION........................................................ S-14
  FEDERAL INCOME TAX CONSIDERATIONS..................................... S-15
  UNDERWRITING.......................................................... S-27
  LEGAL MATTERS......................................................... S-29
  EXPERTS............................................................... S-29

                                  PROSPECTUS

  AVAILABLE INFORMATION.................................................    2
  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................    2
  THE COMPANY...........................................................    3
  RISK FACTORS..........................................................    4
  RATIO OF EARNINGS TO FIXED CHARGES....................................    7
  USE OF PROCEEDS.......................................................    7
  DESCRIPTION OF THE DEBT SECURITIES....................................    8
  DESCRIPTION OF CAPITAL STOCK..........................................   17
  CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE COMPANY'S DECLARATION OF
    TRUST AND BYLAWS....................................................   22
  FEDERAL INCOME TAX CONSIDERATIONS.....................................   23
  PLAN OF DISTRIBUTION..................................................   30
  LEGAL MATTERS.........................................................   31
  EXPERTS...............................................................   31

   Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Such transactions may include stabilization, the purchase of securities to cover syndicate short positions and the imposition of penalty bids. For a description of these activities, see "Underwriting."

                        HOW TO OBTAIN MORE INFORMATION

   We file reports, proxy statements and other information with the SEC. You may read any document we file at the SEC's public reference room at 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference rooms. You also may read our filings at the SEC's Web site at http://www.sec.gov.

   We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933. This prospectus supplement and accompanying prospectus do not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC's public reference facilities or Web site. Our statements in this prospectus supplement and accompanying prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

   The SEC allows us to "incorporate by reference" into this prospectus supplement and the accompanying prospectus the information we file with it. This means that we have disclosed important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this prospectus supplement and the accompanying prospectus, and later information we file with the SEC will automatically update and supersede this information.

   We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934 (the "Exchange Act"):

 . Annual Report on Form 10-K for the year ended December 31, 2001;

 . Information relating to executive compensation in our Definitive Proxy
   Statement on Schedule 14A dated April 2, 2001;

 . Current Report on Form 8-K filed on March 5, 2002; and

 . All other reports we have filed pursuant to Sections 13(a), 13(c), 14 and 15(a) of Exchange Act since December 31, 2001.

   If any statement in this prospectus supplement is inconsistent with a statement in one of the incorporated documents referred to above, then the statement in the incorporated document will be deemed to have been superseded by the statement in this prospectus supplement.

   We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus supplement but before the end of the offering:

 . Reports filed under Section 13(a) and (c) of the Exchange Act

 . Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and

 . Any reports filed under Section 15(d) of the Exchange Act.

   You may obtain copies of these documents (other than exhibits) free of charge by contacting our Controller at our principal offices, which are located at 170 W. Ridgely Road, Suite 300, Lutherville, Maryland 21093, (410) 684-2000.

                         PROSPECTUS SUPPLEMENT SUMMARY

   The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the information incorporated herein or therein by reference. Unless otherwise specified, the information in this prospectus supplement assumes that the underwriters' over-allotment option will not be exercised. As used in this prospectus supplement, the terms "we," "us," "our," MART," and "Company" means Mid-Atlantic Realty Trust and those entities owned or controlled by Mid-Atlantic Realty Trust, including our Operating Partnership (as hereinafter defined), unless the context indicates otherwise.

                                  The Company

   We are a self-administered and self-managed real estate investment trust or "REIT" which owns, acquires, develops, redevelops, leases and manages primarily neighborhood or community shopping centers in the Middle Atlantic region of the United States. We have an equity interest in 39 operating shopping centers, 33 of which are wholly owned by us and six in which we have interests ranging from 50% to 93%, as well as three other office and commercial properties. We also own approximately 78 acres of undeveloped land in five parcels varying in size from three to thirty-one acres. Approximately 96% of our revenue for the year ended December 31, 2001, was from our shopping centers. Our neighborhood and community centers typically provide daily necessities, consumer products or value-oriented merchandise through tenants such as supermarkets, drugstores, discount retailers, restaurants and vendors of consumer goods and services.

   Our properties have a gross leasable area of operating properties of approximately 5.2 million square feet. At December 31, 2001, our properties were 92% leased, had an average base rent of $10.61 per leased square foot, and were subject to aggregate mortgage indebtedness of approximately $170,270,077. The net proceeds of the offering will be used to repay approximately $18,000,000 of fixed-rate mortgage indebtedness secured by first priority liens on our properties and to reduce or repay indebtedness under our line of credit. See "Use of Proceeds."

   All of our interests in commercial properties are held directly or indirectly by MART Limited Partnership, and substantially all of our operations relating to these properties are conducted through that partnership, which we refer to as the "Operating Partnership." We control the Operating Partnership as the sole general partner and, therefore, have the exclusive power to manage and conduct the business of the Operating Partnership, subject to certain exceptions. Subject to certain conditions, units of limited partnership interest in the Operating Partnership ("Units") may be exchanged by the limited partners for cash or, at our option, we may assume the obligation and pay the obligation either in cash or in our common shares on a one-for-one basis. We own an approximately 82% interest in the Operating Partnership.

   Our primary objectives are to increase funds from operations ("FFO") per share and shareholder value. To achieve our objectives, we seek to operate our properties for long-term FFO growth. We finance our growth strategies by utilizing a blend of internally generated funds, issuance of Units, proceeds from divestitures, institutional borrowings and issuance of corporate equity or debt, as appropriate.

   We are organized under the laws of the State of Maryland. Our executive offices are located at 170 W. Ridgely Road, Suite 300, Lutherville, Maryland 21093, (410) 684-2000.

                                 The Offering

Common Shares offered.......  2,000,000 shares (1)

Common Shares to be
  outstanding after the
  offering..................  20,716,178 shares (1)(2)

Price per share.............  $15.10

Use of proceeds.............  We intend to use the proceeds from this offering to repay approximately $18,000,000 of fixed-rate mortgage indebtedness related to our properties and to use the balance to reduce indebtedness under our line of credit by approximately $10,500,000.

NYSE symbol.................  "MRR"
--------
(1)Assumes no exercise by the underwriters of their 300,000 share over-allotment option.
(2)Includes 3,036,327 shares issuable upon redemption of outstanding Units, and 455,619 shares (based on a conversion price of $10.50 per share) issuable upon conversion of $4,784,000 aggregate principal amount of our Convertible Subordinated Debentures, due 2003 outstanding as of February 28, 2002. Excludes shares reserved for issuance under our Omnibus Share Plan and 1995 Stock Option Plan.

             CAUTIONARY NOTE CONCERNING FORWARD LOOKING STATEMENTS

   In addition to the historical information contained in this prospectus supplement and in the accompanying prospectus, the discussions in this prospectus supplement and in the accompanying prospectus contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The cautionary statements made in this prospectus supplement and in the accompanying prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus supplement and in the accompanying prospectus. Statements that are not historical in nature, including the words "anticipate," "estimate," "should," "expect," "believe," "intend," and similar expressions, are intended to identify forward-looking statements. While these statements reflect our good faith belief based on current expectations, estimates and projections about (among other things) the industry and the markets in which we operate, they are not guarantees of future performance, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements, and should not be relied upon as predictions of future events. In making these cautionary statements, we are not committed to addressing or updating each factor in future filings or communications regarding our business or results, or addressing how any of these factors may have caused results to differ from discussions or information contained in previous filings or communications. The risk factors that may affect the ultimate results are listed below under the caption "Risk Factors."

                                 RISK FACTORS

   Before purchasing any common shares being offered, prospective investors should carefully consider the following factors in addition to the other information contained in this prospectus supplement, the accompanying prospectus or incorporated herein by reference.

Company Risks

  Our performance depends on the economic conditions of the Middle Atlantic area where most of our properties are located.

   Our performance depends on the economic conditions in markets in which our properties are concentrated. Since our properties are located in the Middle Atlantic area, our results could be adversely affected by adverse conditions in the Middle Atlantic region or by adverse commercial real estate conditions, such as an oversupply of space or a reduction in demand for our real estate, in the Middle Atlantic area. These conditions could have a greater adverse impact on us than if we owned properties in a number of different geographic markets.

  Our organizational documents do not place limits on the incurrence of debt.

   Our organizational documents do not limit the amount of indebtedness that we may incur. Although our board of trustees attempts to maintain a balance between total outstanding indebtedness and the market value of our portfolio (i.e., a ratio of secured debt to real estate value of 50% or less), it could alter this balance at any time without shareholder approval. If we become more highly leveraged, then the resulting increase in debt service could diminish our ability to make expected distributions to shareholders and make payments on outstanding indebtedness. If we default on our obligations under any outstanding indebtedness, we could lose our interest in any properties that secure that indebtedness.

  Many of our leases contain covenants that restrict the use of other space at a property and may prevent us from re-leasing the property.

   Many leases with existing tenants have covenants that restrict the use of other space at a property. For example, many shopping center leases have covenants that provide for a specified tenant mix or balance of the shopping center.

  We may need to borrow money to qualify as a REIT.

   Our ability to make distributions to shareholders could be diminished by increased debt service obligations if we need to borrow money in order to maintain our REIT qualification. For example, differences in timing between when we receive income and when we have to pay expenses could require us to borrow money to meet the requirement that we distribute to shareholders at least 90% of our net taxable income excluding net capital gain each year. The incurrence of large expenses also could require us to borrow money to meet this requirement. We might need to borrow money for these purposes even if we believe that market conditions are not favorable for such borrowings. In other words, we may have to borrow money on unfavorable terms.

  We are subject to risks inherent in development and acquisition activities.

   Developing or expanding existing properties in our real estate portfolio is an integral part of our strategy for maintaining and enhancing the value of our portfolio. We may also acquire additional properties in the future. While our policies with respect to developing and expanding properties are intended to limit some of the risks otherwise associated with property acquisition such as not starting construction on a project prior to obtaining a commitment from an anchor tenant, we nevertheless will incur risks, including risks related to delays in construction and lease-up, costs of materials, cost overruns, financing availability, volatility in interest rates and labor availability.

   In addition, once a re-development property is acquired, the renovation and improvement costs we incur in bringing an acquired property up to market standards may exceed our estimates, and the property may fail to perform as expected.

  Maryland law may present or discourage a change in control.

   The Maryland General Corporation Law establishes special restrictions against "business combinations" between a Maryland corporation and "interested shareholders" or their affiliates unless an exemption is applicable. The business combination statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any offers to acquire us, even if our acquisition would be in our shareholders' best interests.

   Maryland law also provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest owned by the acquiror, by officers or by trustees who are employees of the corporation. The control share statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any control share acquisitions, even if our acquisition would be in our shareholders' best interests.

  Our board of trustees adopted a cash bonus plan for our senior management, trustees and certain officers and employees that could have an anti-takeover effect

   In May 2001, our board of trustees adopted a cash bonus plan pursuant to which, in the event of an extraordinary transaction involving a sale or other change of control of the company, cash payments totaling 1% of the total consideration of the transaction, including any assumed debt, would be paid to members of our senior management, trustees and other officers and employees. This plan could have an adverse effect on our ability to negotiate and consummate a transaction involving a sale or other change of control of the company and could deter third parties from making an offer to effect such a transaction.

  Increased market interest rates could reduce share prices.

   The annual dividend rate on our shares as a percentage of its market price may influence the trading price of stock. Also, an increase in market interest rates may lead purchasers to demand a higher annual dividend rate, which could lower the market price of the shares. A decrease in the market price of the shares could reduce our ability to raise additional equity in the public markets or could result in dilution of our existing shareholders.

  Sales of a substantial number of our shares could adversely affect the market price.

   Sales of a substantial number of our common shares, or the perception that such sales could occur, could adversely affect prevailing market prices for our common shares. In addition to the possibility that we may sell common shares in public offerings at any time, we may also issue common shares upon redemption of Units, as well as upon exercise of stock options that we grant to our employees and others. All of these shares will be available for sale in the public markets from time to time.

Industry Risks

  Real property investments are subject to changes in general economic conditions.

   Real property investments are subject to varying types and degrees of risk that may hinder or otherwise affect our ability to generate income. These risks could reduce the amount of cash available for distributions to shareholders.

   Any of the following factors could adversely affect the value of our real estate and our ability to generate revenues:

 . adverse changes in general economic conditions;

 . adverse local conditions (such as increases in leasable space or a reduction in demand for real estate in an area);

 . competition from other shopping centers, properties, developers or real estate owners;

 . increases in operating costs;

 . government regulations;

 . increases in interest rates;

 . reduction in available financing; and

 . liability due to environmental and other laws.

  Real estate investments are relatively illiquid.

   Real estate investments are relatively illiquid and, therefore, our ability to react promptly in response to changes in economic or other conditions is limited. In addition, in some cases, the Internal Revenue Code may limit our ability to sell property held for less than four years.

  We may not be able to re-lease properties upon the expiration of existing leases.

   Upon the expiration of leases, tenants may not renew leases and we may not be able to re-lease properties or the terms of the renewal or re-lease (including the costs of required renovations or concessions to tenants) may be less favorable than current lease terms. Our operating cash flow would decrease if we were unable to promptly re-lease all or a substantial portion of this space, if the rental rates upon such re-lease were significantly lower than expected, or if reserves for costs of the re-leasing prove inadequate.

  If tenants are unable to meet their obligations to us, our cash flow would be adversely affected.

   If a significant number of tenants are unable to meet their obligations to us, our cash receipts and cash available for distribution will decrease. Also, a tenant may experience a downturn in its business which may weaken its financial condition and result in a reduction in or failure to make rental payments when due. If a tenant defaults in its obligations to us, we may be delayed in enforcing our rights as landlord. In addition, we may incur substantial costs and experience significant delays associated with protecting our investment, including costs incurred in renovating and re-leasing the property.

   At any time, one or more of our tenants may seek the protection of the bankruptcy laws, which could result in the rejection and termination of their lease. We are subject to risks that:

 . any present tenant that has filed for bankruptcy protection will not continue making payments under its lease;

 . any tenant may file for bankruptcy protection in the future; or

 . any tenants that file for bankruptcy protection may not continue to make rental payments in a timely manner.

  Losses from earthquakes and other natural disasters and terrorist attacks are uninsurable or insurable only at costs that are not economically justifiable.

   We carry comprehensive liability, fire, flood, extended coverage and rental loss insurance with policy specifications and insured limits that are customary for similar properties. Losses from catastrophic events and natural disasters like wars or earthquakes, however, are uninsurable or insurable only at costs that are not economically justifiable. If an uninsured loss occurs, we may lose both our invested capital and anticipated profits from the property. Nevertheless, we would still be obligated to repay any recourse mortgage indebtedness on the property.

   Insurance payouts resulting from the terrorist attacks occurring on September 11, 2001 will significantly reduce the insurance industry's reserves. Moreover, the demand for higher levels of insurance coverage will likely increase because of these attacks. As a result, we expect our insurance premiums to increase significantly in the future, which may have a materially adverse impact on our cash flow. Furthermore, we may not be able to purchase policies in the future with coverage limits and deductibles similar to those that were available before the attacks. Because it is impossible to determine what kind of policies will be available in the future and at what prices, we are unable to determine whether we will be able to maintain our pre-September 11, 2001 insurance coverage levels. Our real property insurance policies put into effect before September 11, 2001 do not expressly exclude from coverage hostile acts, except for acts of war. Following the terrorist acts of September 11, 2001, however, our insurance policies may expressly exclude hostile acts, and it may be impossible or very expensive to obtain insurance covering terrorist attacks.

  We are subject to risks associated with debt financing and existing debt maturities.

   We are subject to a variety of risks associated with debt financing. Examples of these risks include the following:

 . our cash from operating activities may be insufficient to meet required payments;

 . we may be unable to pay or refinance indebtedness on our properties;

 . increases in interest rates will increase our debt service obligations, expose us to risks of refinancing our existing debt, diminish our returns on development and redevelopment activities, reduce cash from operating activities, and hamper our ability to make distributions to shareholders;

 . if we are unable to secure refinancing of indebtedness on acceptable terms, we may be forced to dispose of properties upon disadvantageous terms, which may cause losses and affect our funds from operations; and

 . if properties are mortgaged to secure payment of indebtedness and we are unable to meet payments, the mortgagee may foreclose upon the properties, resulting in a loss of income and a valuable asset to us.

  Because many of our competitors have greater capital resources, we may be at a disadvantage with regard to exploiting land development, property acquisition and tenant opportunities.

   Based on total assets and annual revenues, we are smaller than many of the numerous commercial developers, real estate companies and other owners of real estate that compete with us in seeking land for development, properties for acquisition and tenants for properties. Many of these competitors may have greater capital and other resources than us, and this fact could impair our ability to acquire properties and tenants in the future.

  We may become liable for the costs of removal or remediation of certain environmental hazardous or toxic substances under federal, state or local laws.

   Under various federal, state and local laws, ordinances and regulations, we may become liable for the cost of removal or remediation of certain hazardous or toxic substances on or in our real property. Liability may be imposed regardless of whether we or the tenant knew of, or was responsible for, the presence of such hazardous or toxic substances. The costs of any required remediation or removal of substances may be substantial, and our liability as to any property is generally not limited under those laws, ordinances and regulations. The liability could exceed the value of our property and/or aggregate assets. The presence of, or the failure to properly remediate substances when released may adversely affect our ability to sell the affected real estate or to borrow using the real estate as collateral. While we have not been notified by any governmental authority of any non-compliance, liability or other claim in connection with any of our properties, and we are not aware of any other environmental condition with respect to any of the our portfolio properties that we believe would have a material adverse effect on our business, assets or results of operations, we cannot assure that there are no potential environmental liabilities, that no environmental liabilities may develop, that no prior owner created any material environmental condition not known to us, or that future uses or conditions, including, without limitation, changes in applicable environmental laws and regulations, will not result in liability to us.

  We may incur significant costs complying with the Americans with Disabilities Act.

   We must comply with Title III of the Americans with Disabilities Act. To comply with the ADA's requirements, we may be required to incur costs to remove structural, architectural or communication barriers to handicapped access and utilization in certain public areas of our properties. Noncompliance could result in injunctive relief, imposition of fines or an award of damages to private litigants.

  The ownership limitations on REITs create an anti-takeover effect.

   To maintain our qualification as a REIT, not more than 50% in value of our outstanding shares may be owned, actually or constructively, by five or fewer individuals. In addition, the Internal Revenue Code imposes certain other limitations on the ownership of the shares of a REIT. For the purpose of preserving our tax status as a REIT, our charter prohibits actual or constructive ownership of more than 9.9% of the outstanding shares, either in the aggregate or of any class, by any person, unless waived by the board of trustees. The rules addressing constructive ownership are complex and may cause shares owned, actually or constructively, by a group of related individuals and/or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.9% of the outstanding shares, either in the aggregate or of any class, by an individual or entity could cause that individual or entity (or another individual or entity) to constructively own more than 9.9% of the outstanding shares. Actual or constructive ownership of shares in excess of the beneficial ownership limitations such limits would either cause the violative transfer or ownership to be void or cause such shares to be converted to excess shares pursuant to our charter. Excess shares are common shares automatically transferred to a special trust to be maintained by us to the extent necessary to ensure that the purported transfer does not result in common share ownership in violation of the beneficial ownership limitations. A purported holder or transferee of common shares converted to excess shares is not entitled to voting rights, except to the extent required by law, or to any dividends, distributions or other rights as a shareholder. Our charter contains provisions that are designed to ensure that the purported transferee or other purported holder of excess shares may not receive in return for such a transfer an amount that reflects any appreciation in the common shares for which the excess shares were converted during the period that the excess shares were outstanding.

   The ownership restrictions have the effect of deterring non-negotiated acquisitions of, and proxy fights for, our company by third parties. Limiting the ownership of our shares may discourage a change of control and may also:

 . deter tender offers for our shares, which offers may be attractive to our shareholders,

 . limit the opportunity for our shareholders to receive a premium for their shares that might otherwise exist if an investor attempted to assemble a block of shares in excess of the 9.9% beneficial ownership limitation, or

 . limit the opportunity for our shareholders to effect a change in control of our company.

  We may not qualify as a REIT in the future causing us to be taxed at regular corporate rates and reducing the amount of cash available for distribution.

   We believe that we have operated in a manner that permits us to qualify as a REIT under the Internal Revenue Code for each taxable year since our formation in 1993. Qualification as a REIT, however, involves the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial or administrative interpretations. In addition, REIT qualification involves the determination of various factual matters and circumstances not entirely within our control. For example, in order to qualify as a REIT, at least 95% of our gross income in any year must be derived from qualifying sources, and we must distribute annually to shareholders at least 90% of our REIT taxable income (excluding net capital gains). Therefore, although we believe that we are organized and operating in a manner that permits us to remain qualified as a REIT, we cannot guarantee that we will be able to continue to operate in such a manner. In addition, if we are ever audited by the Internal Revenue Service (the "IRS") with respect to any past year, the IRS may challenge our qualification as a REIT for such year.

   Similarly, new legislation, regulations, administrative interpretations or court decisions may change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. We are not aware, however, of any currently pending tax legislation that would adversely affect our ability to continue to operate as a REIT.

   If we fail to qualify as a REIT, we will be subject to federal income tax on our taxable income at regular corporate rates. Such increased tax liability in a given year could significantly reduce, or possibly eliminate, the amount of cash we have available for investment or distribution to shareholders for that year. In addition, we will also be disqualified from treatment as a REIT for the next four taxable years, unless we are entitled to relief under other statutory provisions.

   If we do not qualify as a REIT, we will no longer be required to make annual distributions to shareholders. To the extent that we made distributions to shareholders in anticipation of our qualifying as a REIT, we might be required to borrow funds or to liquidate some of our investments to pay the applicable tax. Our failure to qualify as a REIT would also constitute a default under certain of our debt obligations and would significantly reduce the market value of our shares.

  Failure to make required distributions would subject us to tax.

   Each year, we must pay to our shareholders at least 90% of our taxable income, other than any net capital gain. To the extent that we satisfy the distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount we pay out to our shareholders in a calendar year is less than a minimum amount specified under the federal tax laws. We may be required to borrow money or sell assets to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the distribution requirement and to avoid corporate income tax and the 4% tax in a particular year.

  Failure to have distributed earnings and profits of BTR Realty, Inc. in 1993 would cause us to fail to qualify as a REIT.

   At the end of any taxable year, a REIT may not have any accumulated earnings and profits, described generally for federal income tax purposes as cumulative undistributed net income, from a non-REIT corporation. In connection with the merger of BTR Realty, Inc. into our company, BTR Realty, Inc. made a corresponding special one-time distribution to its shareholders. However, the determination of accumulated earnings and profits for federal income tax purposes is extremely complex. Should the IRS successfully assert that BTR Realty, Inc.'s accumulated earnings and profits were greater than the amount so distributed, we may fail to qualify as a REIT. Alternatively, the IRS may permit us to avoid losing our REIT status by paying a deficiency dividend to eliminate any remaining accumulated earnings and profits of BTR Realty, Inc. We may have to borrow money or sell assets to pay such a deficiency dividend.

  A sale of assets acquired from BTR Realty, Inc. within ten years after our formation will result in corporate income tax.

   If we sell any asset that we acquired from BTR Realty, Inc. within ten years after our formation in a taxable transaction, we will be taxed at the highest corporate rate on an amount equal to the lesser of (1) the amount of gain that we recognize at the time of the sale, or (2) the amount of gain that we would have recognized if we had sold the asset at the time that we acquired the asset from BTR Realty, Inc. for its then fair market value. The 10-year built-in gain tax period will end in 2003.

                                USE OF PROCEEDS

   The net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated expenses of the offering, are estimated to be approximately $28,500,000, or $32,798,100 if the underwriters' over-allotment option is exercised in full. We intend to use approximately $18,000,000 of the net proceeds to repay fixed-rate mortgage indebtedness related to our properties and to use the balance to reduce indebtedness under our line of credit by approximately $10,500,000.

                PRICE RANGE OF SHARES AND DISTRIBUTION HISTORY

   Our common shares began trading on the New York Stock Exchange on September 18, 1997, under the symbol "MRR." Our common shares were formerly traded on the American Stock Exchange under the symbol "MRR." Continental Stock Transfer and Trust Company, New York, New York, is the registrar and transfer agent for the common shares.

   The following table sets forth, for the quarters indicated, the high and low sale prices of our common shares on the New York Stock Exchange and cash distributions declared per share for the indicated period.

                                             High     Low   Distributions
                                            ------- ------- -------------
      2002:
      First quarter (through March 6, 2002) $16.140 $14.050    $0.2950(1)
      2001:
      Fourth quarter....................... $15.720 $12.950    $0.2950
      Third quarter........................  14.090  12.810    $0.2825
      Second quarter.......................  13.650  10.950    $0.2825
      First quarter........................  13.480  11.750    $0.2825
      2000:
      Fourth quarter.......................  13.000  11.125    $0.2825
      Third quarter........................  12.000  10.063    $0.2700
      Second quarter.......................  10.125   9.063    $0.2700
      First quarter........................  10.563   9.125    $0.2700

--------
(1)Declared February 11, 2002, and payable on March 15, 2002, to shareholders of record on February 28, 2002. Purchasers of our common shares in the offering will, therefore, not receive this dividend.

Dividend Reinvestment Plan

   We have in effect a dividend reinvestment plan, which allows shareholders to acquire additional common shares by automatically reinvesting their cash dividends. Shares are acquired pursuant to the plan at a price equal to the prevailing market price, without payment of brokerage commissions or service charges. The plan also allows shareholders enrolled in the plan to make voluntary cash payments to purchase shares at a price equal to the prevailing market price (without any discount but without payment of any brokerage commissions or service charges) in the same manner as cash dividends are invested in amounts of not less than $100 or more than $15,000 per quarter. Shareholders who do not participate in the plan continue to receive cash dividends as declared. Continental Stock Transfer and Trust Company from time to time purchases shares in the open market or in private transactions for the purpose of fulfilling its obligations under the plan.

                                CAPITALIZATION

   The following table sets forth our capitalization at December 31, 2001, and as adjusted to give effect to this offering and the application of the net proceeds thereof described under "Use of Proceeds" on page S-12 of this prospectus supplement. This table should be read in conjunction with, and is qualified in its entirety by, our consolidated financial statements and notes thereto and other information included in our Annual Report on Form 10-K as of, and for the year ended, December 31, 2001, which is incorporated herein by reference.

                                                                                     December 31, 2001
                                                                                ---------------------------
                                                                                   Actual     As Adjusted(4)
                                                                                ------------  --------------
Debt:
   Convertible subordinated debentures due 2003 (1)............................ $  4,784,000   $  4,784,000
   Mortgages and construction loans payable (2)................................  194,657,366   $176,657,366
   Line of Credit..............................................................   42,500,000     32,000,000
                                                                                ------------   ------------
                                                                                 241,941,366    213,441,366
                                                                                ------------   ------------
Minority interest in consolidated joint ventures (3)...........................   32,819,374     32,819,374
Shareholders' equity:
   Preferred shares of beneficial interest, $.01 par value,
     authorized 2,000,000 shares, issued and outstanding, none.................           --             --
Common shares of beneficial interest, $.01 par value, authorized 100,000,000, issued and outstanding, 15,103,221 on a historical basis; 17,103,221 on an as
  adjusted basis...............................................................      151,032        171,032
Additional paid-in capital.....................................................  138,267,358    166,747,358
Distributions in excess of accumulated earnings................................  (33,823,502)   (33,823,502)
                                                                                ------------   ------------
   Total shareholders' equity..................................................  104,594,888    133,094,888
                                                                                ------------   ------------
       Total capitalization.................................................... $379,355,628   $379,355,628
                                                                                ============   ============

--------
(1)At December 31, 2001, the outstanding principal balance of the debentures was convertible into 455,619 common shares at $10.50 per share.
(2)Includes mortgages and construction loans payable that are secured by mortgages on real property.
(3)Represents limited partners' interest in the Operating Partnership. The limited partners hold 3,036,327 Units which may be exchanged for cash or a like number of common shares, subject to certain terms and conditions.
(4)Assumes no exercise by the underwriters of their 300,000 share over-allotment option.

                       FEDERAL INCOME TAX CONSIDERATIONS

   The following discussion addresses the material tax considerations relevant to the taxation of MART and summarizes the material federal income tax consequences that may be relevant to investors in our common shares. This discussion is intended to replace the discussion under the caption "Federal Income Tax Considerations" in the accompanying prospectus. However, the actual tax consequences of holding our common shares may vary in light of a prospective shareholder's particular facts and circumstances. Certain holders, such as tax-exempt entities, insurance companies and financial institutions, are generally subject to special rules and this discussion does not attempt to address aspects of federal income taxation relation to such holders. In addition, the following discussion does not discuss issues under any foreign, state or local tax laws. Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC has acted as our tax counsel in connection with the filing of this prospectus supplement and the accompanying prospectus and is of the opinion that this discussion fairly summarizes the federal income tax consequences that are likely to be material to a holder of our common shares. This summary is qualified in its entirety by the applicable Internal Revenue Code (the "Code") provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof. No rulings have been obtained or are expected to be obtained from the Internal Revenue Service concerning any of the matters discussed herein. It should be noted that the Code, rules, regulations, and administrative and judicial interpretations are all subject to change (possibly on a retroactive basis).

   EACH INVESTOR IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR, REGARDING THE TAX CONSEQUENCES TO HIM OR HER OF THE ACQUISITION, OWNERSHIP AND SALE OF THE COMMON SHARES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

   We believe that we have qualified and intend to remain qualified to be taxed as a REIT for federal income tax purposes under Sections 856 through 860 of the Code, commencing with the our taxable year ended December 31, 1993. It is the opinion of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC that we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT commencing with our taxable year ended December 31, 1993, and our organization and current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by us as to factual matters including, but not limited to, those set forth below in this discussion of "Federal Income Tax Considerations" and those concerning our business and properties as set forth in this prospectus supplement and in the accompanying prospectus. Moreover, such qualification and taxation as a REIT depends upon our ability to meet, through actual annual (and with respect to certain tests quarterly) operating results, the various income, asset, distribution, stock ownership and other tests discussed below, the results of which will not be reviewed by Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC on a continuing basis. Accordingly, no assurance can be given that the actual results of our operations for any one taxable year (or quarter) will satisfy such requirements.

   If we initially failed to elect or qualify for taxation as a REIT or cease to qualify as a REIT, and the relief provisions do not apply, our income that is distributed to shareholders would be subject to the "double taxation" on earnings (once at the corporate level and again at the shareholder level) that generally results from investment in a corporation. Failure to qualify and to maintain qualification as a REIT would force us to reduce significantly our distributions and possibly to incur substantial indebtedness or liquidate substantial investments in order to pay the resulting corporate taxes. In addition, we, once having obtained REIT status and having lost such status, would not be eligible to elect REIT status for the four subsequent taxable years, unless our failure to maintain our REIT qualification was due to reasonable cause and not willful neglect, and certain other requirements were satisfied. In order to elect to again be taxed as a REIT, just as with the original election, we would be required to distribute any C corporation earnings and profits accumulated in any non-REIT taxable year.

Federal Income Taxation of our Company

   General. If we qualify for tax treatment as a REIT pursuant to Code Sections 856 through 860, we will generally not be subject to Federal corporate taxation on our net income that is currently distributed to our shareholders. This substantially eliminates the "double taxation" that typically results from the use of corporate investment vehicles.

   We will be subject to Federal income tax, however, as follows:

 . First, we will be taxed at regular corporate rates on our undistributed REIT taxable income, including undistributed net capital gains.

 . Second, under certain circumstances, we may be subject to the "alternative minimum tax" on our items of tax preference to the extent that tax exceeds our regular tax.

 . Third, if we have net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income.

 . Fourth, any net income that we have from prohibited transactions (which are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business) will be subject to a 100% tax.

 . Fifth, if we should fail to satisfy either the 75% or 95% gross income tests
   (as discussed below), and have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on the net income attributable to the greater of the amounts by which we fail the 75% or 95% test, multiplied by a fraction intended to reflect our profitability.

 . Sixth, if we fail to distribute during each year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from preceding periods, we will be subject to a nondeductible 4% excise tax on the excess of such required distribution over the amounts actually distributed. Certain non-cash income, including income from cancellation of indebtedness and original issue discount, will be excluded from income in determining the amount of dividends that a REIT is required to distribute.

 . Seventh, we may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain and would receive a credit or refund for its proportionate share of the tax we paid.

 . Eighth, if (a) during the 10-year period commencing on the first day of the first taxable year that we qualified as a REIT, we recognize a gain from the disposition of an asset held by us at the beginning of such period, or (b) during the 10-year period commencing on the date we acquire appreciated property from a Subchapter C corporation in a transaction in which we inherit the tax basis in such asset from the Subchapter C corporation and we recognize a gain from the disposition of such asset, then we will be subject to tax at the highest regular corporate rate on the lesser of (i) the recognized gain or (ii) the excess, if any, of the fair market value over the adjusted basis of any such asset as of the beginning of such 10-year period (the "Built-In-Gain"). Moreover, the aggregate Built-In-Gain during the 10-year period cannot exceed the total net Built-In-Gain of all assets at the beginning of the 10-year period. Subject to certain limitations, we may, to the extent available, utilize any pre-REIT net operating loss (NOL) carryforwards to offset recognized gains.

 . Ninth, we will incur a 100% excise tax on transactions with a "taxable REIT subsidiary" that are not conducted on an arm's-length basis.

   Code Section 856(a) defines a REIT as a corporation, trust or association:
(i) managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) which (except for the provisions of Sections 856 through 860 of the Code) would be taxable as a domestic corporation; (iv) which is neither a financial institution nor an insurance company pursuant to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons;
(vi) during the last half of each taxable year, not more than 50% in value of the outstanding shares of which are owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); (vii) which elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status; (viii) which uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws; and (ix) which meets certain other tests, described below, regarding its income and assets.

   The requirements and conditions set forth in (i) through (iv), inclusive, must be met during each day of the taxable year. The requirements set forth in
(v) must be met during at least 335 days of a taxable year of 12 months, or during the proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement (vi), we will be deemed to have satisfied requirement (vi) for such taxable year. For purposes of determining share ownership under requirement (vi), an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An "individual," however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement (vi).

   Our shares are owned by more than 100 persons and management has represented that not more than 50% in value of our outstanding shares is owned by five or fewer individuals. Moreover, the Declaration of Trust provides for restrictions regarding ownership of our common shares, which will assist us in continuing to satisfy the beneficial ownership requirements described above. See "Description of Capital Stock-Restrictions on Ownership and Transfer" in the accompanying prospectus.

   We own and operate a number of properties through wholly-owned subsidiaries. Code Section 856(i) provides that a corporation which is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary shall be treated as assets, liabilities, and such items (as the case may be) of the REIT. Thus, in applying the requirements described herein, our qualified REIT subsidiaries will be ignored, and all assets, liabilities and items of income, deduction and credit of our wholly-owned subsidiaries will be treated as assets, liabilities and items of MART. In addition, we will be deemed to own our proportionate share of the assets and liabilities of the Operating Partnership and any other partnership in which we are a partner.

   Income Tests. There are two percentage tests relating to the sources of our gross income. First, at least 75% of our gross income (excluding gross income from prohibited transactions) must be directly or indirectly derived each taxable year from investments relating to real property or mortgages on real property or certain temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) must be directly or indirectly derived each taxable year from any of the sources qualifying for the 75% test or from dividends, interest, and gain from the sale or disposition of stock or securities.

   Rents received by us qualify as "rents from real property" for purposes of satisfying the gross income tests for a REIT only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person, although rents generally will not be excluded merely because they are based on a fixed percentage of receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" if the REIT, or an owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant. Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease (comparing the fair market value of the personal property leased by the tenant to the fair market value of all of the property leased by the tenant), then the portion of rent attributable to such personal property will not qualify as "rents from real property." Fourth, for rents to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no income; however, we may directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered rendered for the convenience of the occupant of the property. In addition, we may own stock in "taxable REIT subsidiaries," corporations that may provide services to our tenants without disqualifying the rents that we receive from our tenants. Taxable REIT subsidiaries are discussed below. In determining whether a REIT satisfies the income tests, a REIT's rental income from a property will not cease to qualify as "rents from real property" merely because the REIT performs services for a tenant other than permitted customary services if the amount that the REIT is deemed to have received as a result of performing impermissible services does not exceed 1% of all amounts received directly or indirectly by the REIT with respect to such property. The amount that a REIT will be deemed to have received for performing impermissible services will be at least 150% of the direct cost to the REIT of providing those services. We have represented that we do not charge rent for any property that is based in whole or in part on the income or profits of any person other than rent based on a percentage of receipts or sales, as described above, and that we do not rent any property to a related party tenant as described above. The constructive ownership restrictions described above will assist us in satisfying this requirement. See "Risk Factors" in this prospectus and "Description of Capital Stock-Restrictions on Ownership and Transfer" in the accompanying prospectus. We also have represented that we do not receive rent from personal property that exceeds 15% of our rent from the related real property. Finally, we directly perform services under certain of our leases. We have represented that either such services are customary services or our income from such services is within the 1% de minimis exception described above.

   The term "interest" generally does not include any amount if the determination of such amount depends in whole or in part on the income or profits of any person, although an amount generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage of receipts or sales.

   Taxable REIT Subsidiaries. REITs may own up to 100% of the stock of one or more "taxable REIT subsidiaries," which may provide services to tenants of the REIT and others, without disqualifying the rents that the REIT receives from its tenants. A taxable REIT subsidiary is a taxable corporation in which a REIT owns stock, directly or indirectly, and with respect to which the corporation and the REIT have made a joint election to treat the corporation as a taxable REIT subsidiary. It also includes with respect to any REIT, any corporation other than a REIT with respect to which a taxable REIT subsidiary of the REIT owns directly or indirectly (1) securities possessing more than 35% of the total voting power of the outstanding securities of such corporation, or (2) securities having a value of more than 35% of the total value of the outstanding securities of such corporation. A taxable REIT subsidiary may not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotels or health care facilities are operated. Although a REIT may own up to 100% of the stock of a taxable REIT subsidiary, (i) the value of all securities in taxable REIT subsidiaries held by the REIT may not exceed 20% of the value of the total assets of the REIT; and (ii) any dividends received by the REIT from its taxable REIT subsidiaries will constitute qualifying income under the 95%, but not the 75%, income test. In addition, the deduction of interest paid by a taxable REIT subsidiary to the REIT is limited and a 100% excise tax is imposed on transactions between a taxable REIT subsidiary and a REIT or its tenants that are not conducted on an arm's length basis. We currently do not have any taxable REIT subsidiaries but may form or acquire such a subsidiary in the future.

   Redetermined Amounts. The Code imposes a tax on a REIT equal to 100% of redetermined rents, redetermined deductions and excess interest. Redetermined rents are generally rents from real property which would otherwise be reduced on distribution, apportionment or allocation to clearly reflect income as a result of services furnished or rendered by a taxable REIT subsidiary to tenants of the REIT. There are a number of exceptions with regard to redetermined rents, which are summarized below.

 . Redetermined rents do not include amounts received directly or indirectly by a REIT for customary services.

 . Redetermined rents do not include de minimis payments received by the REIT with respect to non-customary services rendered to the tenants of a property owned by the REIT that do not exceed 1% of all amounts received by the REIT with respect to the property.

 . The redetermined rent provisions do not apply with respect to any services rendered by a taxable REIT subsidiary to the tenants of the REIT, as long as the taxable REIT subsidiary renders a significant amount of similar services to persons other than the REIT and its tenants who are unrelated to the REIT, the taxable REIT subsidiary and the REIT tenants, and the charge for these services is substantially comparable to the charge for similar services rendered to such unrelated persons.

 . The redetermined rent provisions do not apply to any services rendered by a taxable REIT subsidiary to a tenant of a REIT if the rents paid by tenants leasing at least 25% of the net leasable space in the REIT's property who are not receiving such services are substantially comparable to the rents paid by tenants leasing comparable space who are receiving the services and the charge for the services is separately stated.

 . The redetermined rent provisions do not apply to any services rendered by a taxable REIT subsidiary to tenants of a REIT if the gross income of the taxable REIT subsidiary from these services is at least 150% of the taxable REIT subsidiary's direct cost of rendering the services.

 . The Secretary of the Treasury has the power to waive the tax that would otherwise be imposed on redetermined rents if the REIT establishes to the satisfaction of the Secretary that rents charged to tenants were established on an arm's length basis even though a taxable REIT subsidiary provided services to the tenants.

   Redetermined deductions are deductions (other than redetermined rents) of a taxable REIT subsidiary, if the amount of the deductions would be decreased on distribution, apportionment or allocation under the Code to clearly reflect income between the taxable REIT subsidiary and the REIT. Excess interest means any deductions for interest payments by a taxable REIT subsidiary to its parent REIT to the extent that the interest payments are in excess of a rate that is commercially reasonable.

   If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are eligible for relief under certain provisions of the Code. These relief provisions will be generally available if our failure to meet such tests was due to reasonable cause and not due to willful neglect. If we attach a schedule of the sources of our income to our return, and any incorrect information on the schedule was not due to fraud with intent to evade tax, it is not now possible to determine the circumstances under which we may be entitled to the benefit of these relief provisions. If these relief provisions apply, a special tax is imposed on the greater of the amount by which we failed the 75% test or the 95% test.

   Asset Tests. At the close of each quarter of our taxable year, we must also satisfy several tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items (including receivables arising in the ordinary course of our operation), government securities, and stock or debt instruments held for not more than one year which were purchased with the proceeds of an equity offering or long-term (at least five years) debt offering. For these purposes, our assets include our allocable share of assets held by partnerships in which we own an interest and those held by our qualified REIT subsidiaries. In addition, not more than 25% of our total assets may be represented by securities other than those includable in the 75% asset class. Moreover, of the investments included in the 25% asset class, the value of any one issuer's securities owned by us may not exceed 5% of our total assets. Finally, of the investments included in the 25% asset class, we may not own more than 10% of the voting power or value of any one issuer's outstanding securities.

   For the purposes of the 10% asset test and the 5% asset test described above, the term "securities" does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or taxable REIT subsidiary, or equity interests in any partnership. The term "securities," however, generally includes debt securities issued by a partnership, except that debt securities of a partnership are not treated as "securities" for purposes of the 10% value test if we own at least a 20% profits interest in the partnership and such debt is classified as "straight debt" for purposes of the REIT rules. The term "securities" also does not include non-qualified corporate subsidiaries in which the REIT does not own more than 10% of the voting securities, provided the non-qualified subsidiary was established on or before July 12, 1999, does not engage in a new line of business or acquire any substantial asset (other than pursuant to a binding contract in effect as of July 12, 1999, a tax-free exchange, an involuntary conversion or a reorganization with another non-qualified corporate subsidiary) and the REIT does not acquire any new securities in such subsidiary (other than pursuant to a binding contract in effect as of July 12, 1999 or a reorganization with another non-qualified corporate subsidiary). A REIT may convert existing non-qualified corporate subsidiaries into taxable REIT subsidiaries in a tax-free reorganization at any time prior to January 1, 2004.

   If we inadvertently fail to satisfy one or more of the asset tests at the end of the calendar quarter, we would still not lose our REIT status, provided that (i) we satisfied all of the asset tests at the close of the preceding quarter, and (ii) the discrepancy between the value of our assets and the standards imposed by the asset tests either did not exist immediately after the acquisition of any particular asset or was not wholly or partly caused by such an acquisition. Even if the provisions of clause (ii) are not met, we could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which such discrepancy arose.

   We have numerous wholly owned subsidiaries. All of our current subsidiaries should be treated as "qualified REIT subsidiaries." As noted above, such subsidiaries will not be treated as separate corporations for United States federal income tax purposes pursuant to the provisions of Code Section 856(i). Thus, for these purposes, we will not own more than 10% of the voting power or value of the outstanding securities of any one issuer as a result of the ownership of these subsidiaries.

Dividend Requirements

   Annual Distribution Requirements. In order to qualify as a REIT, we are required to make distributions (other than capital gain dividends) to our shareholders in an amount at least equal to (A) the sum of (i) 90% of our "REIT taxable income" (computed without regard to the dividends paid deduction and our net capital gain) and (ii) 90% of the after tax net income, if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. In addition, we will be required to distribute at least 90% of any Built-in Gain (after tax) we recognize during the 10-year period both commencing on our formation as a REIT and commencing on the date we acquire assets with a built-in gain from a Subchapter C corporation in a carryover basis transaction. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular distribution payment after such declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be subject to tax thereon at regular corporate tax rates. Finally, as discussed above, we may be subjected to an excise tax if we fail to meet certain other distribution requirements.

   It is possible that from time to time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at our taxable income. In the event that such timing differences occur, we may find it necessary to arrange for borrowings or pay taxable stock dividends in order to meet the 90% requirement.

   Under certain circumstances we may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in our deduction for distributions paid for the earlier year. Thus, although we may be able to avoid being taxed on amounts distributed as deficiency distributions, we will be required to pay interest based upon the amount of any deduction taken for deficiency distributions.

Failure to Qualify as a Real Estate Investment Trust

   Our election to be treated as a REIT will be automatically terminated if we fail to meet the requirements described above. In that event, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates, and distributions to shareholders will not be deductible by us. All distributions to shareholders will be taxable as ordinary income to the extent of current and accumulated earnings and profits and will be eligible for the 70% dividends received deduction for corporations. We will not be eligible again to elect REIT status until the fifth taxable year which begins after the year for which our election was terminated unless we did not willfully fail to file a timely return with respect to the termination taxable year, inclusion of incorrect information in such return was not due to fraud with intent to evade tax, and we establish that failure to meet the requirement was due to reasonable cause and not willful neglect. Failure to qualify for even one year could result in our incurring substantial indebtedness (to the extent borrowings are feasible) or liquidating substantial investments in order to pay the resulting taxes.

Federal Income Taxation of Shareholders

   General. As long as we qualify for taxation as a REIT, distributions made to our shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends or retained capital gain) will be includable by the shareholders as ordinary income for federal income tax purposes. None of these distributions will be eligible for the dividends received deduction for corporate shareholders. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the shareholder has held his shares. Corporate shareholders, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

   We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. shareholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. shareholder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

   Distributions in excess of current or accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's common shares. Shareholders will be required to reduce the tax basis of their common shares by the amount of such distributions until such basis has been reduced to zero, after which such distributions will be taxable at capital gain rates (except with respect to a shareholder who holds his common shares as a dealer). The tax basis as so reduced will be used in computing the capital gain or loss, if any, realized upon the sale of the common shares. Shareholders may not include in their individual federal income tax returns any net operating losses or capital losses of MART. In addition, any distribution declared by us in October, November or December of any year payable to a shareholder of record on a specified date in any such month shall be treated as both paid by us and received by the shareholder on December 31 of such year, provided that we actually pay the dividend no later than January 31 of the following year. We may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to the REIT.

   Capital Gains and Losses. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 38.6% for the period from January 1, 2002 to December 31, 2003, 37.6% for the period from January 1, 2004 to December 31, 2005, and 35% for the period from January 1, 2006 to December 31, 2010. The maximum tax rate on long-term capital gain applicable to non-corporate taxpayers is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of "section 1250 property," or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were "section 1245 property." With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate shareholders at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

   Foreign Shareholders. In general, each foreign corporation, partnership and nonresident alien individual that does not hold its, his or her common shares in connection with the conduct of a United States trade or business, will be subject to a 30% tax (or lesser amount, as provided by an applicable income tax treaty) on all ordinary dividends paid with respect to such common shares. We will be required to withhold and pay over such tax. If a foreign shareholder holds shares in connection with the conduct of a United States trade or business, and provides us with a properly executed Form W-8ECI, such shareholder will be subject to tax on ordinary dividends in the same manner as a United States person and we will not withhold on any distributions to such shareholder. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. shareholder to the extent they do not exceed the adjusted basis of the shareholder's common shares. Rather, such distributions will reduce the adjusted basis of such common shares, but not below zero. To the extent that such distributions exceed the adjusted basis of a non-U.S. shareholder's common shares, they will give rise to tax liability if the non-U.S. shareholder would otherwise be subject to tax on any gain from the sale or disposition of the common shares in MART as described below. If, at the time the distribution was made, it cannot be determined whether the distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as a dividend. However, such amounts would be refundable if it is subsequently determined that such distribution was in excess of our current and accumulated earnings and profits.

   To the extent a foreign shareholder receives distributions attributable to the sale or exchange of United States real property interests held by us, each foreign shareholder will be treated as having engaged in a United States trade or business and, therefore, will be subject to United States federal income tax in the same manner as a United States person on such distributions. We (or the United States nominees of a foreign shareholder) must withhold 35% of all distributions to a foreign shareholder attributable to the disposition of United States real property interests which are designated as capital gain dividends, unless the foreign shareholder has provided us (or its United States nominee) with a statement claiming a withholding exemption from the IRS. A foreign shareholder will be entitled to a credit against his United States income tax equal to the amount so withheld.

   Generally, a foreign person will not be subject to United States income tax on any gain recognized upon a sale or exchange of such person's REIT shares. However, if we do not qualify as a "domestically controlled REIT", a non-U.S. shareholder will be subject to tax on gain recognized upon the sale of the shares. A domestically controlled REIT is defined as a REIT in which at all times during a specified testing period less than 50% in value of the shares are held directly or indirectly by foreign persons. It is anticipated that we will qualify as a domestically controlled REIT. Non-U.S. shareholders will also be taxed on gain recognized from the sale of their common shares if (i) the investment in such shares is effectively connected with the non-U.S. shareholder's United States trade or business, in which case a shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (ii) the non-U.S. shareholder is a non-resident alien who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the non-resident alien will be subject to a 30% tax on the individual's capital gain.

   Foreign persons contemplating an investment in common shares should consult their home country tax advisors concerning the tax treatment of such investment under their home country laws, including their ability, if any, to obtain a tax credit for any United States taxes paid.

   Backup Withholding. We will report to our shareholders and the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of up to 30%, with respect to distributions paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or
(b) has provided a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide us with a correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability.

   Tax-Exempt Shareholders. Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the IRS has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income, provided that the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt shareholders generally should not constitute unrelated business taxable income. However, if a tax-exempt shareholder were to finance its acquisition of our common shares with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our shares is required to treat a percentage of the dividends that it receives from us as unrelated business taxable income. Such percentage is equal to the gross income that we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our shares only if:

 . the percentage of our dividends that the tax-exempt trust would be required to treat as unrelated business taxable income is at least 5%;

 . we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our shares in proportion to their actuarial interests in the pension trust; and

 . either (1) one pension trust owns more than 25% of the value of our shares or (2) a group of pension trusts individually holding more than 10% of the value of our shares collectively owns more than 50% of the value of our shares.

Tax Aspects of Our Investment in the Operating Partnership.

   On July 1, 1997, we formed the Operating Partnership and converted into an umbrella partnership real estate investment trust ("UPREIT") structure. In the case of a REIT that is a partner in a partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities, and items of income of the Operating Partnership and any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we own or will acquire an interest, directly or indirectly, are treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

   The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in the Operating Partnership. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

   Classification as a Partnership. We are entitled to include in our income our distributive share of the Operating Partnership's income and to deduct our distributive share of the Operating Partnership's losses only if the Operating Partnership is classified for federal income tax purposes as a partnership rather than as a corporation or an association taxable as a corporation. An organization will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

 . is treated as a partnership under Treasury regulations, effective January 1, 1997, relating to entity classification (the "check-the-box regulations"); and

 . is not a "publicly traded" partnership.

   Under the check-the-box regulations, an unincorporated entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. The Operating Partnership intends to be classified as a partnership for federal income tax purposes and has not elected and will not elect to be treated as an association taxable as a corporation under the check-the-box regulations.

   A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if 90% or more of the partnership's gross income for such year consists of certain passive-type income, including real property rents (which includes rents that would be qualifying income for purposes of the 75% gross income test, with certain modifications that make it easier for the rents to qualify for the 90% passive income exception), gains from the sale or other disposition of real property, interest, and dividends (the "90% passive income exception").

   Treasury regulations (the "PTP regulations") provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the "private placement exclusion"), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if
(1) substantially all of the value of the owner's interest in the entity is attributable to the entity's direct or indirect interest in the partnership, and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. The Operating Partnership qualifies for the private placement exclusion.

   We have not requested, and do not intend to request, a ruling from the IRS that the Operating Partnership will be classified as a partnership for federal income tax purposes. If for any reason the Operating Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we likely would not be able to qualify as a REIT. In addition, any change in the Operating Partnership's status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. Further, items of income and deduction of the Operating Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, the Operating Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing the Operating Partnership's taxable income.

Income Taxation of the Operating Partnership and its Partners

   Partners, Not the Operating Partnership, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of the Operating Partnership's income, gains, losses, deductions, and credits for any taxable year of the Operating Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from the Operating Partnership.

   Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Operating Partnership's allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

   Tax Allocations With Respect to Contributed Properties. Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss ("built-in gain" or "built-in loss") is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "book-tax difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a "reasonable method" for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods.

   Under the Operating Partnership's partnership agreement, depreciation or amortization deductions of the Operating Partnership generally will be allocated among the partners in accordance with their respective interests in the Operating Partnership, except to the extent that the Operating Partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties that results in our receiving a disproportionate share of such deductions. In addition, gain or loss on the sale of a property that has been contributed, in whole or in part, to the Operating Partnership will be specially allocated to the contributing partners to the extent of any built-in or loss gain with respect to such property for federal income tax purposes.

   Basis in Partnership Interest. Our adjusted tax basis in our partnership interest in the Operating Partnership generally is equal to:

 . the amount of cash and the basis of any other property contributed by us to the Operating Partnership;

 . increased by our allocable share of the Operating Partnership's income and our allocable share of indebtedness of the Operating Partnership; and

 . reduced, but not below zero, by our allocable share of the Operating
   Partnership's loss and the amount of cash distributed to us, and by constructive distributions resulting from a reduction in our share of indebtedness of the Operating Partnership.

   If the allocation of our distributive share of the Operating Partnership's loss would reduce the adjusted tax basis of our partnership interest in the Operating Partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that the Operating Partnership's distributions, or any decrease in our share of the indebtedness of the

Operating Partnership, which is considered a constructive cash distribution to the partners, reduce our adjusted tax basis below zero, such distributions will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

   Depreciation Deductions Available to the Operating Partnership. To the extent that the Operating Partnership acquired its properties in exchange for cash, its initial basis in such properties for federal income tax purposes generally was or will be equal to the purchase price paid by the Operating Partnership. The Operating Partnership depreciates such depreciable properties for federal income tax purposes under the modified accelerated cost recovery system of depreciation ("MACRS"). Under MACRS, the Operating Partnership generally depreciates furnishings and equipment over a seven-year recovery period using a 200% declining balance method and a half-year convention. If, however, the Operating Partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. Under MACRS, the Operating Partnership generally depreciates buildings and improvements over a 39-year recovery period using a straight line method and a mid-month convention. The Operating Partnership's initial basis in properties acquired in exchange for Units should be the same as the transferor's basis in such properties on the date of acquisition by the Operating Partnership. Although the law is not entirely clear, the Operating Partnership generally depreciates such depreciable properties for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. The Operating Partnership's tax depreciation deductions are allocated among the partners in accordance with their respective interests in the Operating Partnership, except to the extent that the Operating Partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties that results in our receiving a disproportionate share of such deductions.

Sale of the Operating Partnership's Property

   Generally, any gain realized by the Operating Partnership on the sale of property held by the Operating Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain or loss recognized by the Operating Partnership on the disposition of contributed properties will be allocated first to the partners who contributed such properties to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners' built-in gain or loss on such contributed properties will equal the difference between the partners' proportionate share of the book value of those properties and the partners' tax basis allocable to those properties at the time of the contribution. Any remaining gain or loss recognized by the Operating Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Operating Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Operating Partnership.

   Our share of any gain realized by the Operating Partnership on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of the Operating Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. We, however, do not presently intend to acquire or hold or to allow the Operating Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or the Operating Partnership's trade or business.

State and Local Taxation

   We and our shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in MART.

                                 UNDERWRITING

   First Union Securities, Inc. is acting as sole book-running manager and co-lead manager of the offering with Legg Mason Wood Walker, Incorporated and, together with Ferris, Baker Watts, Incorporated, are acting as the underwriters in the offering.

   Subject to the terms and conditions stated in the underwriting agreement, dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter's name.

             Underwriters                         Number of Shares
             ------------                         ----------------
             First Union Securities, Inc.*.......    1,000,000
             Legg Mason Wood Walker, Incorporated      900,000
             Ferris, Baker Watts, Incorporated...      100,000
                                                     ---------
                Total............................    2,000,000
                                                     =========

   -----
    * First Union Securities, Inc. is acting under the trade name Wachovia Securities.

   The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of certain legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

   The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the shares to certain dealers at the public offering price, less a concession not to exceed $.46 per share. The underwriters may allow, and dealers may reallow, a concession not to exceed $.10 per share on sales to other dealers. If all of the shares are not sold at the initial offering price, the underwriters may change the public offering price and the other selling terms.

   We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 300,000 additional common shares at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment.

   We, and certain senior officers and trustees, have agreed that, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of First Union Securities, Inc., dispose of or hedge any common shares or any securities convertible into or exchangeable for our common shares. First Union Securities, Inc. in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

   Our common shares are listed on the New York Stock Exchange under the symbol "MRR."

   The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters option to purchase additional common shares.

          No Exercise Full Exercise
          ----------- -------------
Per share $     .773   $     .773
Total.... $1,546,000   $1,777,900
          ----------   ----------

   In connection with the offering, First Union Securities, Inc., on behalf of the underwriters, may purchase and sell common shares in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common shares in excess of the number of shares to be purchased by the underwriters in this offering, which creates a syndicate short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase common shares through the over-allotment option. Transactions to close out the covered syndicate short position involve either purchases in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

   The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when First Union Securities, Inc. repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

   Any of these activities may have the effect of preventing or retarding a decline in the market price of our common shares. They may also cause the price of our common shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

   We estimate that the total expenses we will incur in this offering will be $154,000.

   The underwriters have performed certain investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of its business.

   In addition, an affiliate of First Union Securities, Inc. is a participating lender and the documentation agent under our credit facility and will receive its proportionate share of any amounts repaid under that facility with the net proceeds of this offering. First Union Securities, Inc. is an indirect, wholly-owned subsidiary of Wachovia Corporation. Wachovia Corporation conducts its investment banking, institutional, and capital markets businesses through its various bank, broker-dealer and non-bank subsidiaries (including First Union Securities, Inc.) under the trade name of Wachovia Securities. Any references to Wachovia Securities in this prospectus, however, do not include Wachovia Securities, Inc., member NASD/SIPC, a separate broker-dealer subsidiary of Wachovia Corporation, and an affiliate of First Union Securities, Inc., which may or may not be participating as a selling group member in the distribution of the common shares.

   A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The underwriters may allocate a number of shares for sale to their online brokerage account holders. The underwriters may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

   We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

                                 LEGAL MATTERS

   Certain legal matters will be passed upon for us by Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC, Baltimore, Maryland. Marc P. Blum, one of our trustees, and LeRoy E. Hoffberger, Chairman of the Board of Trustees, are Of Counsel to the firm. Certain legal matters will be passed upon for the underwriters by Hunton &Williams.

                                    EXPERTS

   The consolidated financial statements and schedule of Mid-Atlantic Realty Trust as of December 31, 2001, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference herein and in the accompanying prospectus in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein and in the accompanying prospectus, and upon the authority of said firm as experts in accounting and auditing.

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

PROSPECTUS

[LOGO] MID-ATLANTIC REALTY TRUST

                                 $150,000,000

                           MID-ATLANTIC REALTY TRUST

           Common Shares of Beneficial Interest and Debt Securities

   Mid-Atlantic Realty Trust (the "Company") may from time to time offer and sell common shares of beneficial interest, par value $.01 per share (the "Common Shares"), and debt securities (the "Debt Securities"), with an aggregate public offering price not to exceed $150,000,000. The Common Shares and Debt Securities (collectively, the "Offered Securities") may be offered, separately or together, at prices and terms to be set forth in an accompanying supplement to the Prospectus (the "Prospectus Supplement").

   The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Common Shares, the specific number of shares and issuance price per share; and (ii) in the case of Debt Securities, the specific title, aggregate principal amount, currency of denomination and payment, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Company or repayment at the option of the holder, terms for sinking fund payments, terms for conversion into Common Shares or preferred shares of beneficial interest, par value $.01 per share (the "Preferred Shares"), and any initial public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes.

   The applicable Prospectus Supplement will also contain information, where applicable, about certain federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

   The Offered Securities may be offered by the Company directly to one or more purchasers, through agents designated from time to time by the Company or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." None of the Offered Securities may be sold by the Company through agents, underwriters or dealers without delivery of a Prospectus Supplement describing the method and terms of the offering of such Offered Securities.

                               -----------------

   See "Risk Factors" for certain information that should be considered by prospective investors.

                               -----------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
         HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
             UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               -----------------

                The date of this Prospectus is February 3, 1997

                             AVAILABLE INFORMATION

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Commission also maintains a web site that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov. The Company's Common Shares are listed on the New York Stock Exchange (the "NYSE") under the symbol "MRR" and such reports, proxy statements and other information concerning the Company can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

   The Company has filed with the Commission a Registration Statement (the "Registration Statement") on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered by this Prospectus. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. For further information with respect to the Company and the Offered Securities, reference is made to the Registration Statement. The material provisions of any contract or other document referred to herein are described in this Prospectus; statements concerning the contents of such contracts and documents, however, are not necessarily complete, and in each such instance reference is made to the copy of such contract or other document filed as an exhibit to such Registration Statement, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The following documents heretofore filed by the Company (File No. 1-12286) with the Commission are incorporated herein by reference:

   (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

   (b) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1996;

   (c) the description of the Common Shares included in the Company's Registration Statement on Form 8-A, dated August 24, 1993, and the information thereby incorporated by reference contained in the Company's Registration Statement on Form S-11, dated July 22, 1993 are hereby incorporated by reference into this Prospectus; and

   All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be part hereof from the date of filing such documents. Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained in the Registration Statement, this Prospectus, or any other subsequently filed document that is also incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

   The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of that person, a copy of any document incorporated herein by reference (other than exhibits to those documents unless the exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates by reference). Requests should be directed to the Secretary, 1302 Concourse Drive, Suite 204, Linthicum, Maryland 21090, telephone number (410) 684-2000.

                                  THE COMPANY

   Mid-Atlantic Realty Trust (the "Company"), is a fully integrated, self-administered, self-managed real estate investment trust ("REIT") which owns, leases, develops, redevelops and manages its retail shopping center facilities and commercial properties, primarily in the Middle Atlantic region of the United States. The Company owns and operates 25 commercial projects consisting of 19 neighborhood or community shopping centers, one enclosed large regional mall, one office complex and other commercial facilities, and eight undeveloped parcels (collectively, the "Properties"). The developed properties total approximately 3,126,000 square feet of gross leasable area, of which approximately 94% are in the states of Maryland, New York, Virginia and Delaware (the Middle Atlantic area), and 6% are in Arizona and Illinois. At December 31, 1996, approximately 96% of the developed properties were leased.

   The Company's primary objective is to manage its properties for long term cash flow growth. The Company's principal strategies are to grow the portfolio through the selective acquisition of additional properties in the Middle Atlantic region, redeveloping or developing retail properties on a selective basis, and when appropriate, divesting through the sale or exchange of non-strategic properties, primarily those located outside the Middle Atlantic region.

   The Company was incorporated in Maryland in June, 1993. The Company's executive offices are located at 1302 Concourse Drive, Suite 204, Linthicum, Maryland 21090, and its telephone number is (410) 684-2000.

                                 RISK FACTORS

   In addition to the historical information contained herein, the discussions in this Prospectus and in any Prospectus Supplement contain certain forward-looking statements that involve risks and uncertainties, such as statements of the Company's plants, objectives, expectations and intentions. The cautionary statements made in this Prospectus and in any Prospectus Supplement should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus and in any Prospectus Supplement. The Company's actual results could differ materially from those discussed herein and in any Prospectus Supplement. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere herein and in any Prospectus Supplement. The following risk factors should be considered carefully in addition to the other information in this Prospectus and in any Prospectus Supplement before purchasing the Offered Securities.

Real Estate Investment Risks

   General. Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend on the amount of income and capital appreciation generated by the related properties. If the properties do not generate sufficient income to meet operating expenses, including debt service, lease payments, capital expenditures and tenant improvements, the Company's income and ability to make distributions to its shareholders will be adversely affected. Income from properties may be adversely affected by the general economic climate, local conditions, such as oversupply of space or a reduction in demand for rental space in the area, the attractiveness of the properties to tenants, competition from other available space, the ability of the owner to provide adequate maintenance and insurance, increased operating costs (including real estate taxes) and the inability of a significant number of tenants to pay rent. Income from properties and real estate values are also affected by such factors as applicable laws, including tax laws, interest rate levels and the availability of financing. In addition, real estate investments are relatively illiquid and, therefore, will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions.

   Ability to Rent Unleased Space. The ability of the Company to rent unleased space is affected by many factors, including certain covenants typically found in leases with tenants in shopping center properties which restrict the use of other space at a property. In addition, in the event of a default by a lessee or sublessee in its obligations, the Company may experience delays in enforcing its rights as lessor or sublessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in acquiring and making substantial improvements or repairs to a property.

   Risk of Bankruptcy of Tenants. At any time, a tenant of the Company's properties may seek the protection of the bankruptcy laws, which could result in the termination of such tenant's lease and cause a downturn in distributable cash flow of the Company. In addition, a tenant from time to time may experience a downturn in its business which may weaken its financial condition and result in the failure to make rental payments when due.

   Casualty. The Company carries comprehensive liability, fire, flood, extended coverage and rental loss insurance with policy specifications, limits and deductibles customarily carried for similar properties. There are, however, certain types of extraordinary losses, which may be either uninsurable or not economically insurable. Should an uninsured loss occur, the Company could lose its investment, anticipated profits and cash flows from a property.

   Debt Financing and Existing Debt Maturities. The Company is subject to the risks normally associated with debt financing, including the risks that the Company's funds from operations will be insufficient to meet required payments of principal and interest, that existing indebtedness on the properties (which will not necessarily have been fully amortized at maturity) will not be able to be refinanced or that the terms of such refinancing will not be as favorable as the terms of existing indebtedness. If prevailing interest rates or other factors at the time of refinancing result in higher interest rates on refinancings, the Company's interest expenses would increase, which would adversely affect the Company's funds from operations and its ability to make distributions to shareholders. In addition, in the event the Company were unable to secure refinancing of such indebtedness on acceptable terms, the Company might be forced to dispose of its properties upon disadvantageous terms, which might result in losses to the Company and might adversely affect the cash flow available for distribution of the Company.

   Competition. There are numerous developers and real estate companies which compete with the Company in seeking properties for acquisition and tenants for vacant space, some of which may have greater financial resources than the Company. There can be no assurance that the Company will continue to compete favorably with such other companies.

   Environmental Matters. Under various federal, state and local environmental laws, ordinances and regulations, an owner of real property may be held liable for costs of removal or remediation of certain conditions relating to the presence of hazardous or toxic substances at, under or disposed of in connection with such property, as well as certain other potential costs relating to hazardous or toxic substances (including governmental fines and injuries to persons and adjacent property). These laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The cost of any required remediation, removal, fines or personal or property damages and the owner's liability therefor could exceed the value of the property. In addition, the presence of such substances, or the failure to properly dispose of or remediate such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral which, in turn, would reduce the owner's revenues.

   Americans with Disabilities Act. The properties and any newly developed or acquired properties must comply with Title III of the Americans with Disabilities Act (the "ADA") to the extent that such properties are "public accommodations" and/or "commercial facilities" as defined by the ADA. Compliance with the ADA requirements could require removal of structural barriers to handicapped access in certain public areas of the Company's properties, where such removal is readily achievable. The Company believes that the properties comply with all present requirements under the ADA and applicable state laws. Noncompliance with the ADA could result in imposition of fines or an award of damages to private litigants. If required changes involve a greater expenditure than the Company currently anticipates, or if the changes must be made on a more accelerated basis than it anticipates, the Company's ability to make expected distributions could be adversely affected. The Company believes that its competitors face similar costs to comply with the requirements of the ADA.

Dependence on the Middle Atlantic Area

   Approximately 94% of the properties' gross leasable area is located in the Middle Atlantic area. As a result, the Company will be affected more by any adverse economic conditions in the Middle Atlantic area than would a real estate company with properties in a number of different geographic areas.

No Limitation in Organizational Documents on Incurrence of Debt

   The Board of Trustees of the Company currently has adopted a policy of limiting its secured indebtedness to 50% of the estimated value of its properties, but its Declaration of Trust does not contain any limitation on the amount or percentage of indebtedness, funded or otherwise, the Company might incur. Accordingly, the Board of Trustees could alter or eliminate its current policy on borrowing. If this policy were to change, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's funds from operations and ability to make expected distributions to its shareholders and in an increased risk of default on its obligations.

Dependence on Key Personnel

   The Company is dependent on the efforts of its executive officers, particularly F. Patrick Hughes, President and Chief Executive Officer of the Company. The loss of Mr. Hughes' services could have an adverse effect on the operations of the Company. The Company has key man insurance covering the life of Mr. Hughes in the amount of $1,000,000.

Adverse Consequences of Failure to Qualify as a REIT

   Tax Liabilities of Failure to Qualify as a REIT. The Company is treated as a REIT for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"). No assurance can be given that the Company will continue to operate in a manner enabling it to remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations and the determinations of various factual matters and circumstances not entirely within the Company's control. Furthermore, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. The Company is not currently aware of any pending legislation which would affect its qualification as a REIT.

   If in any taxable year the Company fails to qualify as a REIT, it will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. In addition, unless entitled to relief under certain statutory provisions, the Company will also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce the net earnings of the Company available for investment or distribution to shareholders because of the additional tax liability to the Company for the year or years involved. In addition, the Company would no longer be required by the Code to make any distributions.

Anti-Takeover Effect of Ownership Limitations

   In order to maintain its qualification as a REIT, not more than 50% of the Company's Common Shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). To ensure that this rule is not violated and to safeguard the Company's qualification as a REIT, shareholders are subject to the Beneficial Ownership Limitations which restrict the ownership of more than 9.9% of the outstanding Common Shares, either in the aggregate or of any class, unless waived by the Trustees. In addition, the Constructive Ownership Limitations restrict the ownership, under the applicable attribution rules of the Code (which are different from those applicable with respect to the Beneficial Ownership Limitations), of more than 9.9% of the outstanding Common Shares either in the aggregate or of any class.

   These ownership restrictions have the collateral effect of deterring non-negotiated acquisitions of, and proxy fights for, the Company by a third party. Limiting the ownership of the Common Shares may discourage a change of control of the Company and may also (i) deter tender offers for the Common Shares, which offers may be attractive to the shareholders, (ii) limit the opportunity for shareholders to receive a premium for their Common Shares that might otherwise exist if an investor attempted to assemble a block of Common Shares in excess of 9.9% of the Common Shares, or (iii) limit the opportunity for shareholders to effect a change of control of the Company.

Risks Inherent in Development and Acquisition Activities

   The Company intends to continue development of its Properties and may acquire additional properties in the future. While the Company's policies with respect to development and acquisition activities are intended to limit some of the risks otherwise associated with those activities, the Company nevertheless will incur certain risks related to delays in construction and lease-up, costs of materials, financing availability, volatility in interest rates, labor availability, failure to achieve anticipated occupancy levels, and the failure of its Properties to perform as expected.

                      RATIO OF EARNINGS TO FIXED CHARGES

   The following table sets forth the ratio of earnings to fixed charges of the Company and its predecessor BTR Realty, Inc. (the "Predecessor"), for the periods indicated. The Predecessor was a publicly-held company and not a REIT. For purposes of calculating such ratio, "earnings" represent earnings (losses) from operations adjusted for sales of residential property net of the cost of residential property sold, plus fixed charges. "Fixed charges" represent interest expense on all indebtedness (including amortization of deferred debt issuance costs) and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals). There were no Preferred Shares outstanding during any of the periods below indicated and therefore the ratio of earnings to combined fixed charges and Preferred Shares dividend requirements would have been the same as the ratio of earnings to fixed charges for each period indicated.

                                         Nine Months
                                            Ended
                                        September 30, Years Ended December 31,
                                        ------------- ------------------------
                                         1996   1995  1995 1994 1993 1992 1991
                                        ----   ----   ---- ---- ---- ---- ----
 Ratio of earnings to fixed charges(1): 1.20   1.16   1.15 1.15  --   --   --

--------
(1)The Company is the successor to the operations of BTR Realty, Inc., the predecessor company. The computations above use the Consolidated Financial Statements of Mid-Atlantic Realty Trust for the nine months ended September 30, 1996 and 1995, the years ended December 31, 1995, and 1994 and the period September 11, 1993 (commencement of operations) through December 31, 1993, and also include the Consolidated Financial Statements of BTR Realty, Inc. for the periods January 1, 1993 through September 10, 1993, and for the years ended December 31, 1992 and 1991. For the years ended December 31, 1993, 1992 and 1991, the ratio of earnings to fixed charges was less than one-to-one coverage. The approximate dollar amounts necessary to cover the deficiency in those periods are as follows: 1993-$2,054,000; 1992-$2,873,000; and 1991-$6,637,000.

                                USE OF PROCEEDS

   Unless otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Offered Securities for general corporate purposes which may include acquiring additional properties as suitable opportunities arise, making improvements to properties, repaying certain then-outstanding secured or unsecured indebtedness and for working capital.

                      DESCRIPTION OF THE DEBT SECURITIES

General

   The Debt Securities will be unsecured general obligations of the Company, subject to the rights of holders of mortgages and other secured indebtedness of the Company. The Debt Securities may be issued under one or more indentures, each dated as of a date before the issuance of the Debt Securities to which it relates and in the form that has been filed as an Exhibit to the Registration Statement of which this Prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. Each such indenture (collectively, the "Indenture") will be entered into between the Company and a trustee (the "Trustee"), which may be the same Trustee. The Indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. The statements made hereunder relating to the Indenture and the Debt Securities are summaries of the provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

Terms

   The particular terms of the Debt Securities offered by a Prospectus Supplement will be described in the particular Prospectus Supplement, along with any applicable modifications of or additions to the general terms of the Debt Securities as described herein and in the applicable Indenture and any applicable federal income tax considerations. Accordingly, for a description of the terms of any series of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and the description of the Debt Securities set forth in this Prospectus.

   Except as set forth in any Prospectus Supplement, the Debt Securities may be issued without limits as to aggregate principal amount, in one or more series, in each case as established from time to time by the Company's Board of Trustees or as set forth in the applicable Indenture or one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuance of additional Debt Securities of such series.

   Each Indenture will provide that the Company may, but need not, designate more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under an Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor trustee may be appointed to act with respect to such series. If two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee and, except as otherwise indicated herein, any action described herein to be taken by a Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

   The following summaries set forth certain general terms and provisions of the Indenture and the Debt Securities. The Prospectus Supplement relating to the series of Debt Securities being offered will contain further terms of such Debt Securities, including the following specific terms:

   (1)  the title of such Debt Securities;

   (2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

   (3) if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of such Debt Securities which is convertible into Common Shares or Preferred Shares, or the method by which any such portion shall be determined;

   (4) if convertible, any applicable limitations on the ownership or transferability of the Common Shares or Preferred Shares into which such Debt Securities are convertible;

   (5) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

   (6) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

   (7) the date or dates, or the method for determining such date or dates, from which any interest will accrue, the interest payment dates on which any such interest will be payable, the regular record dates for such interest payment dates, or the method by which any such date shall be determined, the person to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

   (8) the place or places where the principal of (and premium, if any), and interest, if any, on such Debt Securities will be payable, such Debt Securities may be surrendered for conversion, or registration of transfer or exchange and notices or demands to or upon the Company in respect of such Debt Securities and the applicable Indenture may be served;

   (9) the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of the Company, if the Company is to have such an option;

   (10) the obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

   (11) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

   (12) whether the amount of payments of principal of (and premium, if any), and interest, if any, on such Debt Securities, may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

   (13) any additions to, modifications of or deletions from the terms of such Debt Securities with respect to the events of default or covenants set forth in the Indenture;

   (14) provisions, if any, for collateral security for repayment of such Debt Securities;

   (15) whether such Debt Securities will be issued in certificated and/or book-entry form;

   (16) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

   (17) the applicability, if any, of defeasance and covenant defeasance provisions of the applicable Indenture;

   (18) the terms, if any, upon which such Debt Securities may be convertible into Common Shares or Preferred Shares of the Company and the terms and conditions upon which such conversion will be effected, including, without limitation, the initial conversion price or rate and conversion period;

   (19) whether and under what circumstances the Company will pay additional amounts as contemplated in the Indenture on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment; and

   (20) any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture.

   The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). Special federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

   Except as set forth in the applicable Indenture, the Debt Securities will contain provisions which would limit the ability of the Company to incur indebtedness. These provisions afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control. Restrictions on ownership and transfers of the Company's Common Shares and Preferred Shares are designed to preserve its status as a REIT and, therefore, may act to prevent or hinder a change in control. See "Description of Capital Stock--Restrictions on Ownership and Transfer." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of, or additions to the events of default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Book-Entry Debt Securities

   The Debt Securities of any series may be issued, in whole or in part, in the form of one or more global securities ("Global Securities") that will be deposited with, or on behalf of, a depositary (the "Global Depositary") or its nominee identified in the applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged, in whole or in part, for Debt Securities in registered form, a Global Security may not be registered for transfer or exchange, except as a whole by the Global Depositary for such Global Security to a nominee of such Global Depositary or by a nominee of such Global Depositary to such Global Depositary or another nominee of such Global Depositary or by such Global Depositary or any nominee to a successor Global Depositary or a nominee of such successor Global Depositary and except in the circumstances described in the applicable Prospectus Supplement.

   The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement. The Company expects that the following provisions will apply to depositary arrangements, although no assurance can be given that such will be the case.

   Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities, which are to be represented by a Global Security, to be deposited with or on behalf of a Global Depositary, will be represented by a Global Security registered in the name of such Global Depositary or its nominee. Upon the issuance of such Global Security, and the deposit of such Global Security with, or on behalf of, the Global Depositary for such Global Security, the Global Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Global Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents for the sale of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in such Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Global Depositary or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of such ownership interests within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Global Securities.

   So long as the Global Depositary for a Global Security or its nominee is the registered owner of such Global Security, such Global Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Securities represented by such Global Security for all purposes under the applicable Indenture. Except as set forth below, unless otherwise specified in the applicable Prospectus Supplement, owners of beneficial interests in such Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certificated form and will not be considered the holders thereof for any purposes under the applicable Indenture. Accordingly, each person owning a beneficial interest in such Global Security must rely on the procedures of the Global Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the applicable Indenture. The Company understands that under existing industry practices, if the Company requests any action of holders or an owner of a beneficial interest in such Global Security desires to give any notice or take any action that a holder is entitled to give or take under the applicable Indenture, the Global Depositary would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

   If the Global Depositary for Debt Securities of a series is at any time unwilling, unable or ineligible to continue as Global Depositary and a successor Global Depositary is not appointed by the Company within 90 days or an Event of Default under the applicable Indenture has occurred and is continuing, the Company will issue Debt Securities of such series in definitive form in exchange for the Global Security or Securities representing the Debt Securities of such series. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the applicable Prospectus Supplement, determine not to have any Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for the Global Security or Securities representing such Debt Securities. Further, if the Company so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to the Company and the Global Depositary for such Global Security, receive Debt Securities of such series in definitive form in exchange for such beneficial interest, subject to any limitations described in the applicable Prospectus Supplement relating to such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name (if the Debt Securities of such series are issuable as registered securities).

   Principal of, and any premium and interest on, a Global Security will be payable in the manner described in the applicable Prospectus Supplement.

Conversion Rights

   If so indicated in the applicable Prospectus Supplement with respect to a particular series of Debt Securities, such series will be convertible into Common Shares or other securities on the terms and conditions set forth therein. Such terms shall include provisions as to whether conversion is mandatory, at the option of the holder or at the option of the Company, and may include provisions pursuant to which the number of Common Shares or other securities of the Company to be received by the holders of Debt Securities would be calculated according to the market price of the Common Shares or other securities of the Company as of a time stated in the Prospectus Supplement. Certain restrictions on ownership apply to the beneficial ownership and conversion of such Convertible Debt Securities (as hereinafter defined). See "Description of Capital Stock--Restrictions on Ownership and Transfer."

   If the Debt Securities of a particular series are to be convertible ("Convertible Debt Securities") then, unless otherwise provided in the applicable Prospectus Supplement, the following general terms will apply with respect to such series of Convertible Debt Securities: The holders of the Convertible Debt Securities will be entitled at any time prior to maturity, subject to prior redemption, to convert the Convertible Debt Securities or portions thereof (which will be $1,000 or multiples thereof) into Common Shares at the conversion price set forth in the appropriate accompanying Prospectus Supplement (subject to adjustments as described below). No payment or adjustment will be made for accrued interest on converted Convertible Debt Securities. If any Convertible Debt Securities not called for redemption are converted between a record date for the payment of interest and the next succeeding interest payment date, such Convertible Debt Securities must be accompanied by funds equal to the interest payable to the registered holder on such interest payment date on the principal amount so converted. The Company will not issue fractional Common Shares upon conversion of Convertible Debt Securities and, instead will pay cash for the fractional Common Share based upon the current market price of the Common Shares on the last trading day prior to the conversion date. If the Convertible Debt Securities are called for redemption, conversion rights will expire at the close of business on the redemption date, unless the Company defaults in payment due upon such redemption.

   The conversion price will be subject to adjustment under certain conditions including: (i) the payment of dividends (and other distributions) in Common Shares; (ii) subdivisions, combinations and reclassifications of the Common Shares, (iii) the issuance to all or substantially all shareholders of rights or warrants entitling them to subscribe for or purchase Common Shares at a price per share (or having a conversion price per share) less than the conversion price or the then current market; and (iv) distributions to all or substantially all holders of any shares of any class other than the Common Shares of evidences of indebtedness or assets (including securities, but excluding rights, warrants, dividends and distributions specified in the Indenture) of the Company. The foregoing is subject to the limitation that all adjustments by reason of any of the foregoing would not be made until they result in a cumulative change in the conversion rate of at least 1%. Notwithstanding the foregoing, no adjustment will be required if holders of the Convertible Debt Securities receive notice of, and are allowed to participate in, such transactions, and no adjustment will be required for rights to purchase Common Shares pursuant to a Company plan for reinvestment of dividends or interest, or for a change in the par value of the Common Shares. To the extent that Convertible Debt Securities become convertible into cash, no adjustment will be required thereafter as to cash. In the event the Company shall effect any capital reorganization or reclassification of its shares or shall consolidate or merge with or into any other entity (other than a consolidation or merger in which the Company is the surviving entity) or shall sell or transfer substantially all its assets to any other entity, the registered owners of the Convertible Debt Securities shall, if entitled to convert such Convertible Debt Securities at any time after such transaction, receive upon conversion thereof, in lieu of each Common Share into which the Convertible Debt Securities would have been convertible prior to such transaction, the same kind and amount of securities, cash or property as shall have been issuable or distributable had the Convertible Debt Securities been converted immediately prior to such transaction.

   A conversion price adjustment made pursuant to the provisions of the Convertible Debt Securities might result in a constructive distribution to the holders of Common Shares that would be subject to taxation as a dividend. The Company may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Board of Trustees deems advisable to avoid or diminish any income tax to holders of Common Shares resulting from any dividend or distribution of Common Shares (or rights to acquire Common Shares) or from any event treated as such for income tax purposes. The Board of Trustees also has the authority to resolve any ambiguity or correct any error relating to adjustment of the conversion price of the Convertible Debt Securities, and its actions in so doing shall be final and conclusive.

   Fractional Common Shares will not be issued upon conversion; the Company will pay cash in lieu of fractional Common Shares based upon the then current market price of the Common Shares.

   The holders of Convertible Debt Securities at the close of business on an interest payment record date shall be entitled to receive the interest payable on such Convertible Debt Securities on the corresponding interest payment date notwithstanding the conversion thereof. However, Convertible Debt Securities surrendered for conversion during the period from the close of business on any record date to the opening of business on the corresponding interest payment date must be accompanied by payment of an amount equal to the interest payable on such interest payment date. Holders of Convertible Debt Securities who convert Convertible Debt Securities on an interest payment date will receive the interest payable by the Company on such date and need not include payment in the amount of such interest upon surrender of Convertible Debt Securities for conversion. Except as aforesaid, no payment or adjustment is to be made on conversion for interest accrued on the Convertible Debt Securities or for dividends on the Common Shares.

   Notwithstanding the foregoing, a Convertible Debt Securities Holder may not convert any Convertible Debt Securities into Common Shares if as a result of such conversion the Convertible Debt Securities Holder or any other person having an interest in his Convertible Debt Securities would or, in the determination of the Board of Trustees, might then be deemed to, own Excess Shares. See "Description of Capital Stock--General--Excess Shares."

Subordination of Convertible Debt Securities

   The indebtedness evidenced by the Debt Securities will be subordinated and junior in right of payment to the extent set forth in the Indenture to the prior payment in full of all amounts then due on all Senior Indebtedness (as defined in the Indenture). No payment shall be made by the Company on account of principal of (or premium, if any) or interest on the Debt Securities or on account of the purchase or other acquisition of Debt Securities, if there shall have occurred and be continuing a default with respect to any Senior Indebtedness permitting the holders to accelerate the maturity thereof, or with respect to the payment of any Senior Indebtedness and such default shall be the subject of a judicial proceeding or the Company shall have received notice of such default from any holder of Senior Indebtedness, unless and until such default or event of default shall have been cured or waived or shall have ceased to exist. By reason of these provisions, in the event of default on any Senior Indebtedness, whether now outstanding or hereafter issued, payments of principal of (and premium, if any) and interest on the Debt Securities may not be permitted to be made until such Senior Indebtedness is paid in full, or the event of default on such Senior Indebtedness is cured or waived.

   Upon any acceleration of the principal of the Debt Securities or any distribution of assets of the Company upon any receivership, dissolution, winding-up, liquidation, reorganization, or similar proceedings of the Company, whether voluntary or involuntary, or in bankruptcy or insolvency, all amounts due or to become due upon all Senior Indebtedness must be paid in full before the holders of the Debt Securities or the Trustee are entitled to receive or retain any assets so distributed in respect of the Debt Securities. By reason of this provision, in the event of insolvency, holders of the Debt Securities may recover less, ratably, than holders of Senior Indebtedness.

   "Senior Indebtedness" will be defined to mean the principal, premium, if any, unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceeding), fees, charges, expenses, reimbursement and indemnification obligations, and all other amounts payable under or in respect of secured Indebtedness (as defined) or Indebtedness for money borrowed, whether any such Indebtedness exists as of the date of the Indenture or is created, incurred, assumed or guaranteed after such date. There is no limit on the amount of Senior Indebtedness that the Company may incur.

   "Indebtedness" with respect to any Person will be defined to mean:

   (i) any debt (a) for money borrowed, (b) evidenced by a bond, note, debenture or similar instrument (including purchase money obligations) given in connection with the acquisition of any business, property or assets, whether by purchase, merger, consolidation or otherwise, but shall not include any account payable or other obligation created or assumed by a Person in the ordinary course of business in connection with the obtaining of materials or services, or (c) which is a direct or indirect obligation, which arises as a result of banker's acceptances or bank letters of credit issued to secure obligations of such Person, or to secure the payment of revenue bonds issued for the benefit of such Person, whether contingent or otherwise;

   (ii) any debt of others described in the preceding clause (i) which such Person has guaranteed or for which it is otherwise liable;

   (iii) the obligation of such Person as lessee under any lease of property which is reflected on such Person's balance sheet as a capitalized lease; and

   (iv) any deferral, amendment, renewal, extension, supplement or refunding of any liability of the kind described in any of the preceding clauses (i),
(ii) and (iii), provided, however, that, in computing the "Indebtedness" of any Person, there shall be excluded any particular indebtedness if, upon or prior to the maturity thereof, there shall have been deposited with a depository in trust money (or evidences of indebtedness if permitted by the instrument creating such indebtedness) in the necessary amount to pay, redeem or satisfy such indebtedness as it becomes due, and the amount so deposited shall not be included in any computation of the assets of such Person.

Optional Redemption

   Unless otherwise provided in the applicable Prospectus Supplement, the Debt Securities will be subject to redemption, as a whole or in part, at any time and from time to time, at the option of the Company upon at least 30 days' prior notice by mail at a redemption price equal to 100% of the principal amount thereof, plus interest accrued to the date of redemption. The Debt Securities will not be redeemable prior to the date, if any, specified in the applicable Prospectus Supplement; provided, however, the Debt Securities will be subject to redemption, in whole or in part, at any time at the option of the Company, if in the opinion of the Company, such redemption is reasonably prudent to protect the Company's status as a REIT, at a redemption price equal to 100% of the principal amount, plus interest accrued to the date of redemption. The Company may exercise this redemption power solely with respect to the securities of the security holder or holders which pose a threat to the Company's REIT status to the extent deemed necessary by the Company's Board of Trustees to preserve such status. The Company may at any time buy Debt Securities on the open market at prices which may be greater or less than the optional redemption price listed above.

Dividends, Distributions and Acquisitions of Capital Shares

   Other than as the Company determines is required to maintain its status as a REIT, the Company may not (i) declare or pay any dividend, or make any distribution on its Common Shares to its shareholders (other than dividends) or
(ii) purchase, redeem or otherwise acquire or retire for value any of its Common Shares or any warrants, rights or options to purchase or acquire any Common Shares (other than the Debt Securities or any other convertible indebtedness of the Company that is neither secured nor subordinated to the Debt Securities), if at the time of such action an Event of Default has occurred and is continuing or would exist immediately after such action.

Modification of the Indenture

   Company and the Indenture Trustee may amend the Indenture or the Debt Securities with the written consent of the holders of at least 66 2/3% in principal amount of the outstanding Debt Securities. However, without the consent of each Debt Securities Holder affected, an amendment may not: (i) reduce the amount of Debt Securities whose holders must consent to an amendment; (ii) reduce the rate or extend the time for payment of interest on any Debt Securities; (iii) reduce the principal or redemption price of or extend the fixed maturity of any Debt Securities; (iv) waive a default in the payment of the principal of (and premium, if any, on), interest on or redemption amounts with respect to any Debt Securities; (v) make any Debt Securities payable in money other than that stated in the Debt Securities; (vi) change the provisions of the Indenture regarding the right of a majority of Debt Securities Holders to waive defaults under the Indenture, impair the right of any Debt Securities Holder to institute suit for the enforcement of any payment of principal of and interest on the Debt Securities on and after their respective due dates, or modify any provisions of the Indenture relating to the modification, supplement and amendment of the Indenture or waivers of past defaults, except as otherwise specified; (vii) make any change that adversely affects the right to convert any Debt Security; or (viii) make any change regarding the subordination of the Debt Securities.

   No consent of Debt Securities Holders will be required for the Company to consolidate with or merge into or transfer or lease substantially all of its assets to another corporation or trust which assumes the obligations of the Company under the Indenture and Debt Securities or for any reorganization within the meaning of Section 368(a) of the Code; nor shall any such consent of Debt Securities Holders be required for any amendment of the Indenture or the Debt Securities by the Company and the Indenture Trustee to cure any ambiguity, defect or inconsistency, or to provide for uncertificated Debt Securities in addition to certificated Debt Securities, or to make any change that does not adversely affect the right of any Debt Securities Holder.

Events of Default, Notice and Waiver

   The Indenture will provide that the following events will constitute "Events of Default": (i) default in the payment of interest on the Debt Securities when due and payable, which default continues for 30 days; (ii) default in the payment of principal (and premium, if any) when due, at maturity, upon redemption or otherwise, which default continues for 15 business days; (iii) failure to perform any other covenant of the Company contained in the Indenture or the Debt Securities which continues for 60 days after written notice as provided in the Indenture; and (iv) certain events of bankruptcy, insolvency or reorganization relating to the Company. If an Event of Default shall occur and be continuing, the Indenture Trustee or the holders of a majority in aggregate principal amount of the outstanding Debt Securities may declare the Debt Securities due and payable.

   The Indenture will provide that the Indenture Trustee may require indemnity satisfactory to it before it enforces the Indenture. Subject to certain limitations, holders of a majority in principal amount of the Debt Securities may direct the Indenture Trustee in its exercise of any trust or power. The Indenture will provide that the Indenture Trustee shall, within 90 days after it receives notice of an Event of Default, give to the Debt Securities Holders notice of all uncured defaults known to it, but the Indenture Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of such holders, except in the case of a default in the payment of the principal of (or premium, if any), or interest on, any of the Debt Securities.

   The Indenture will provide that the holders of a majority in principal amount of the outstanding Debt Securities may direct the time, method and place of conducting any proceedings for any remedy available to the Indenture Trustee or exercising any trust or power conferred on the Trustee. The right of a holder to institute a proceeding with respect to the Indenture will be subject to certain conditions precedent including notice and indemnity to the Trustee, but the holder has an absolute right to receipt of principal of (and premium, if any), and interest on, such holder's Debt Securities on or after the respective due dates expressed in the Debt Securities, and to institute suit for the enforcement of any such payments.

   The holders of a majority in principal amount of the outstanding Debt Securities may, on behalf of the holders of all Debt Securities, waive certain past defaults except a default in payment of the principal of (or premium, if any), or interest on, any Debt Securities or in respect of certain provisions of the Indenture which cannot be modified or amended without the consent of the holder of each outstanding Debenture affected thereby.

Consolidation, Merger, Sale or Conveyance

   The Company may merge or consolidate with, or sell, transfer or lease all or substantially all of its assets to any other entity, provided that (i) either the Company shall be the continuing entity, or the successor entity (if other than the Company) shall be a corporation or trust organized and existing under the laws of the United States or a state or territory thereof (although it may, in turn, be owned by a foreign entity) and such entity shall expressly assume by supplemental indenture all the obligations of the Company under the Debt Securities and the Indenture; (ii) immediately after giving effect to such transaction no Event of Default shall have occurred and be continuing; and
(iii) the Company shall have delivered to the Indenture Trustee an officer's certificate and opinion of counsel, stating that the transaction and supplemental indenture comply with the Indenture.

                         DESCRIPTION OF CAPITAL STOCK

   The summary of the terms of the capital stock set forth below does not purport to be complete and is subject to, and qualified in its entirety by, reference to the Company's Declaration of Trust and the Company's Bylaws.

General

   The Company's Declaration of Trust authorizes it to issue up to 102,000,000 shares, consisting of 100,000,000 of Common Shares and 2,000,000 of Preferred Shares, and such other types or classes of shares of beneficial interest as the Trustees may create and authorize from time to time. No Preferred Shares are outstanding and the Company has no present plans to issue any Preferred Shares.

   The Declaration of Trust also provides that, subject to the provisions of any class or series of the Common Shares other than Common Shares then outstanding, the shareholders of the Company shall be entitled to vote only on the following matters: (a) election or removal of Trustees; (b) amendment of the Declaration of Trust; (c) termination of the Company; and (d) merger, consolidation or share exchange of the Company or the sale or disposition of all or substantially all of the Company's assets. Except for the election or removal of Trustees, which requires the approval of holders of a majority of the Common Shares present at a meeting at which a quorum is present, each of the other matters requires the affirmative approval of holders of two-thirds of the Common Shares issued and outstanding and entitled to vote upon the matter. Except with respect to the foregoing matters, no action taken by the shareholders at any meeting shall in any way bind the Trustees.

   Both Maryland statutory law governing REITs and the Declaration of Trust provide that no shareholder will be personally liable for any obligation of the Company. Pursuant to the Declaration of Trust, the Company's Bylaws further provide that the Company shall indemnify each shareholder against any claim or liability to which the shareholder may become subject by reason of his being or having been a shareholder, and that the Company shall reimburse each shareholder for all legal and other expenses reasonably incurred by him in connection with any such claim or liability. In addition, it will be the Company's policy to include a clause in its contracts which provides that shareholders assume no personal liability for obligations entered into on behalf of the Company. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholder may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by the Company. Inasmuch as the Company will carry public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which the Company's assets plus its insurance coverage would be insufficient to satisfy the claims against the Company and its shareholders.

   The transfer agent and registrar for the Common Shares is the Continental Stock Transfer and Trust Company, located in New York, New York.

   Common Shares. Each outstanding Common Share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of Trustees. There is no cumulative voting in the election of Trustees, which means that the holders of a majority of the outstanding Shares can elect all of the Trustees then standing for election. Holders of Common Shares are entitled to such distributions as may be declared, from time to time, by the Trustees out of funds legally available therefor.

   Holders of Common Shares have no conversion, redemption or preemptive rights to subscribe for any securities of the Company. All outstanding Common Shares will be fully paid and nonassessable. In the event of any liquidation, dissolution or winding-up of the affairs of the Company, holders of Common Shares will be entitled to share ratably in the assets of the Company remaining after provision for payment of liabilities to creditors and preferential rights of the Preferred Shares, if any.

   Common Shares shall have equal dividend, distribution, liquidation and other rights, and shall have no preference, preemptive, appraisal, conversion or exchange rights.

   Preferred Shares. The Preferred Shares authorized by the Company's Declaration of Trust may be issued, from time to time, in one or more series in such amounts and with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption as may be fixed by the Trustees. Under certain circumstances, the issuance of Preferred Shares could have the effect of delaying, deferring or preventing a change of control of the Company and may adversely affect the voting and other rights of the holders of the Common Shares. No Preferred Shares are outstanding and the Company has no present plans to issue any Preferred Shares.

   Classification or Reclassification of Common Shares or Preferred
Shares. The Declaration of Trust authorizes the Trustees to classify or reclassify any unissued Shares, including Common Shares or Preferred Shares, by setting or changing the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of any such Shares.

   Excess Shares. The Declaration of Trust provides that no holder may own, or be deemed to own under the applicable attribution rules of the Code, Common Shares in excess of the Beneficial Ownership Limitations or the Constructive Ownership Limitations (the "Ownership Limit"), and that no purported transfer of Common Shares may be given effect if it results in ownership of all of the outstanding Common Shares by fewer than 100 persons or results in the Company being "closely held" within the meaning of Section 856(h) of the Code (a "Prohibited Transfer"). In the event of a purported transfer or other event that would, if effective, result in Common Share ownership in violation of the Ownership Limit, the number of Common Shares in excess of the Ownership Limit would automatically be converted into "Excess Shares." Excess Shares are Common Shares automatically transferred to a special trust to be maintained by the Company in respect of each such transfer to the extent necessary to ensure that the purported transfer or other event does not result in Common Share ownership in violation of the Ownership Limit.

   A purported transferee of Common Shares converted into Excess Shares is not entitled to voting rights, except to the extent required by law, or to any dividends, distributions or other rights as a shareholder. If, after the purported transfer or other event resulting in a conversion of Common Shares into Excess Shares and prior to the discovery thereof by the Company, dividends or distributions are paid with respect to such Common Shares, then such dividends or distributions are to be repaid to the Company upon demand. Excess Shares will be held in trust by the Company for the benefit of the ultimate transferee of an interest in such trust. While Excess Shares are held in trust, an interest in that trust may be transferred by the purported transferee or other purported holder with respect to such Excess Shares only to a person whose ownership of the Common Shares will not violate the Ownership Limit and to whom such transfer will not constitute a Prohibited Transfer, at which time the Excess Shares will be automatically converted into Common Shares of the same type and class as the Common Shares for which the Excess Shares were originally converted. The Declaration of Trust contains provisions that are designed to ensure that the purported transferee or other purported holder of the Excess Shares may not receive in return for such a transfer an amount that reflects any appreciation in the Common Shares for which such Excess Shares were converted during the period that such Excess Shares were outstanding. Any amount received by a purported transferee or other purported holder in excess of the amount permitted to be received must be turned over to the Company.

Restrictions on Ownership and Transfer

   For the Company to qualify as a REIT under the Code, not more than 50% of its outstanding Common Shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year; the Common Shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year; and certain percentages of the Company's gross income must be from particular activities (see "Federal Income Tax Considerations--Federal Income Taxation of the Company"). Because the Trustees believe it is essential for the Company to continue to qualify as a REIT, the Declaration of Trust contains provisions that restrict the ownership and transfer of Common Shares. The Declaration of Trust contains a number of provisions which restrict the ownership and transfer of Common Shares and which are designated to safeguard the Company against an inadvertent loss of REIT status. In order to prevent any shareholder from owning Common Shares in an amount which would cause more than 50% in number or value of the outstanding Common Shares of the Trust to be held by five or fewer individuals after the offering, the Declaration of Trust contains Beneficial Ownership Limitations that, with certain exceptions, restrict shareholders from owning, under the applicable attribution rules of the Code, more than 9.9% of the outstanding Common Shares, in number or value, either in the aggregate or of any class.

   Shareholders who own, under the attribution rules of the Code that apply for purposes of the Beneficial Ownership Limitations, more than 9.9% of the outstanding Common Shares, in number or value, either in the aggregate or of any class shall be required to provide the Company with information concerning their ownership of Common Shares. In the event that such a shareholder does not provide the Company with such information and, as a result, five or fewer persons would, but for the exchange described below, own, under the attribution rules of the Code that apply for purposes of the Beneficial Ownership Limitations, more than 49.9% of the Common Shares, then, to the extent necessary to prevent such ownership from exceeding 49.9%, Common Shares owned by such shareholder in excess of 9.9% under the applicable attribution rules will be automatically converted into Excess Shares on the day prior to the date that such ownership would otherwise have risen above 49.9%, with the result that such shareholder will not be entitled to the benefits associated with the ownership of the Common Shares exchanged for any period following the automatic exchange. See "Description of Capital Stock--General--Excess Shares" above.

   Shareholders should be aware that events other than a purchase or other transfer of Common Shares can result in ownership, under the applicable attribution rules of the Code, of Common Shares in excess of the Beneficial Ownership Limitations. For instance, if two shareholders, each of whom own, under the applicable attribution rules of the Code, 5% of the outstanding Common Shares, were to marry, then after their marriage both shareholders would own, under the applicable attribution rules of the Code, 10% of the outstanding Common Shares, which is in excess of the Beneficial Ownership Limitation for Common Shares. Similarly, if a shareholder who owns 9% of the Common Shares also owns 50% of a corporation which owns 8% of the Common Shares, then the shareholder would own, under the applicable attribution rules of the Code, 13% of the outstanding Common Shares (one-half of the 8% owned by the corporation, plus the 9% owned by the shareholder). Shareholders should consult their own tax advisers concerning the application of the attribution rules of the Code in their particular circumstances.

   Under the Code, rental income received by a REIT from persons in which the REIT is treated, under the applicable attribution rules of the Code, as owning a 10% or greater interest does not constitute qualifying income for purposes of the income requirements that REITs must satisfy. See "Federal Income Tax Considerations--Federal Income Taxation of the Company--Income Tests." For these purposes, a REIT is treated as owning any stock owned, under the applicable attribution rules of the Code, by a person that owns 10% or more of the value of the outstanding shares of the REIT. Therefore, in order to ensure that rental income of the Company will not be treated as nonqualifying income under the rule described above, and thus to ensure that there will not be an inadvertent loss of REIT status as a result of the ownership of Common Shares by a tenant, or a person that holds an interest in a tenant, the Declaration of Trust also contains Constructive Ownership Limitations that restrict, with certain exceptions, shareholders from owning, under the applicable attribution rules of the Code (which are different from those applicable with respect to the Beneficial Ownership Limitations), more than 9.9% of the outstanding Common Shares, in number or value, either in the aggregate or of any class. Subject to certain exceptions, the Declaration of Trust also contains restrictions that are designed to ensure that the shareholders who own, under the applicable attribution rules of the Code, Common Shares in excess of the Constructive Ownership Limitations will not, in the aggregate, own an interest in a tenant or subtenant of the REIT of sufficient magnitude to cause rental income received, directly or indirectly, by the REIT from such tenant or subtenant to be treated as nonqualifying income for purposes of the income requirements that REITs must satisfy.

   Shareholders should be aware that events other than a purchase or other transfer of Common Shares can result in ownership, under the applicable attribution rules of the Code, of Common Shares in excess of the Constructive Ownership Limitation. As the attribution rules that apply with respect to the Constructive Ownership Limitations differ from those that apply with respect to the Beneficial Ownership Limitations, the events other than a purchase or other transfer of Common Shares which can result in Common Share ownership in excess of the Constructive Ownership Limitations can differ from those which can result in Common Share ownership in excess of the Beneficial Ownership Limitations. Shareholders should consult their own tax advisers concerning the application of the attribution rules of the Code in their particular circumstances.

   For purposes of calculating the Common Shares owned by a shareholder to determine the applicability of the Beneficial Ownership Limitations and the Constructive Ownership Limitations, the beneficial ownership rules contained in Regulation 13D promulgated under the Securities Exchange Act of 1934, as amended, will be applied. Accordingly, all rights to acquire Common Shares and all securities convertible into Common Shares will be deemed to have been exercised or converted, as the case may be.

   The Trustees may waive the Beneficial Ownership Limitations or the Constructive Ownership Limitations, including the limitations applicable to holders who own in excess of 9.9% either in the aggregate or of the Common Shares of any class, if evidence satisfactory to the Trustees and the Company's tax counsel is presented showing that such waiver will not jeopardize the Company's status as a REIT under the Code and will not otherwise adversely affect the Company. As a condition of such waiver, an intended transferee must give written notice to the Company and must furnish such opinions of counsel, affidavits, undertakings, agreements and information as may be required by the Trustees. If, in the opinion of management, the requested waiver raises significant issues which could adversely affect the status of the Company as a REIT for federal income tax purposes, then the Trustees will require an opinion of counsel with respect to such issues prior to granting the waiver. The foregoing restrictions on transferability and ownership will not apply if the Trustees determine that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. Any transfer of Common Shares or any security convertible into Common Shares that would (i) create a direct or indirect ownership of Common Shares in excess of the Beneficial Ownership Limitations or the Constructive Ownership Limitations,
(ii) result in the Common Shares being owned by fewer than 100 persons, or
(iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the Common Shares.

   The Declaration of Trust provides that the Company, by notice to the holder thereof, may purchase any or all Excess Shares resulting from any transfer or other event. The price at which the Company may purchase such Excess Shares shall be equal to the lesser of (i) in the case of Excess Shares resulting from a purported transfer for value, the price per share in the purported transfer that caused the automatic exchange for such Excess Shares or, in the case of Excess Shares resulting from some other event, the market price of such Common Shares on the date of the automatic conversion into Excess Shares, or (ii) the market price of such Common Shares on the date the Company accepts the offer to purchase such Excess Shares. Any dividend or distribution paid to a proposed transferee on Excess Shares prior to the discovery by the Company that such Common Shares have been transferred in violation of the provisions of the Company's Declaration of Trust shall be repaid to the Company upon demand. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee or holder of any Excess Shares may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring such Excess Shares and to hold such Excess Shares on behalf of the Company.

   All persons who own, directly or by virtue of the attribution provisions of the Code, more than 9.9% in number or value either in the aggregate or of any class of the outstanding Common Shares must give a written notice to the Company containing the information specified in the Declaration of Trust by January 30 of each year. In addition, each shareholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of beneficial interests as the Trustees deem necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

   To maintain its qualification as a REIT for federal income tax purposes, the outstanding shares of a REIT may not be held by fewer than 100 persons. In addition, the REIT must not be "closely held" within the meaning of Section 856(h) of the Code. In order to ensure compliance with these conditions, the Declaration of Trust provides that any purported Prohibited Transfer which would result in the Common Shares being held by less than 100 persons, or would result in the Company being "closely held," will be void and have no force or effect. Consequently, the transferor will retain all rights to such Common Shares notwithstanding any purported assignment or transfer on the books of the Company. As a result, the original transferor will be entitled to receive from any purported transferee dividends and distributions paid by the Company in respect of such Common Shares.

   The Ownership Restrictions may have the effect of precluding acquisition of control of the Company unless the Trustees determine that maintenance of REIT status is no longer in the best interests of the Company.

            CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE COMPANY'S
                        DECLARATION OF TRUST AND BYLAWS

   The following discussion summarizes certain provisions of Maryland law and the Company's Declaration of Trust and Bylaws. This summary does not purport to be complete and reference is made to Maryland law and the Company's Declaration of Trust and Bylaws for complete information.

Board of Trustees

   The Company's Declaration of Trust provides that the number of trustees of the Company cannot be less than three nor more than 15. The Declaration of Trust and Bylaws provide that an annual meeting of shareholders be held to elect the Trustees who will serve for the ensuing year and until their successors are duly elected and qualify. Any vacancy (including a vacancy created by an increase in the number of trustees) will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the Trustees. The Trustees will each serve for a term of one year (except that an individual who has been elected to fill a vacancy will hold office only for the unexpired term of the trustee he is replacing); provided, however, under the terms of the Company's Declaration of Trust, the Trustees may, at any time and from time to time, provide that in any subsequent election the Board of Trustees shall be divided into classes, so long as the term of office of a Trustee shall be not more than three years and the term of office of at least one class shall expire each year.

Business Combinations

   Under the Maryland General Corporation Law ("MGCL"), certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of its stock (an "Interested Shareholder") must be (a) recommended by the directors of such corporation, and
(b) approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation, and (ii) two-thirds of the votes entitled to be cast by holders of outstanding shares of voting stock other than stock held by the Interested Shareholder with whom the business combination is to be effected, unless, among other things, the corporation's common shareholders receive a minimum price (as defined in the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for his shares. In addition, an Interested Shareholder or any affiliate thereof may not engage in a "business combination" with the corporation for a period of five years following the date he becomes an Interested Shareholder. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Shareholder becomes an Interested Shareholder. The foregoing provisions of the Maryland General Corporation Law apply to Maryland REITs.

Amendment to the Declaration of Trust

   The Trustees, by a two-thirds vote, may amend the provisions of the Company's Declaration of Trust from time to time to qualify the Company as a REIT. Except as set forth in the preceding sentence, the Company's Declaration of Trust, other than provisions therein relating to (i) removal of Trustees,
(ii) restrictions on transfers, and (iii) certain reorganization transactions of the Company, may be amended only by the affirmative vote or written consent of the holders of not less than a majority of the Common Shares then outstanding and entitled to vote thereon. The provisions described in clauses
(i) through (iii) in the preceding sentence may be amended only by the affirmative vote or written consent of the holders of not less than two-thirds of the Common Shares then outstanding.

Dissolution of the Company and Termination of REIT Status

   The Company's Declaration of Trust permits the termination of the Company and the discontinuance of the operations of the Company by (i) the affirmative vote of the holders of not less than a majority of the outstanding Common Shares at a meeting of shareholders called for that purpose, or (ii) the Trustees, without any vote, action or consent by the shareholders, if they determine that such action is in the best interests of the Company and its shareholders. In addition, the Company's Declaration of Trust permits the Trustees to terminate the status of the Company as a REIT at any time.

Control Share Acquisitions

   The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by such person, or in respect of which such person is able to exercise or direct the exercise of voting power, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

   A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel a board of directors to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any shareholders meeting.

   Unless the Declaration of Trust or Bylaws provide otherwise, if voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement within 10 days following a control share acquisition, then, subject to certain conditions and limitations, the Company may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for control shares, as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. Moreover, unless the Declaration of Trust or Bylaws provide otherwise, if voting rights for control shares are approved at a shareholders' meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiring person in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

                       FEDERAL INCOME TAX CONSIDERATIONS

   The Company believes that it has qualified and intends to remain qualified to be taxed as a REIT for federal income tax purposes under Sections 856 through 860 of the Code, commencing with the Company's taxable year ended December 31, 1993. The following discussion addresses the material tax considerations relevant to the taxation of the Company and summarizes certain federal income tax consequences that may be relevant to certain shareholders. However, the actual tax consequences of holding particular securities being issued by the Company may vary in light of a prospective securities holder's particular facts and circumstances. Certain holders, such as tax-exempt entities, insurance companies and financial institutions, are generally subject to special rules. In addition, the following discussion does not discuss issues under any foreign, state or local tax laws. The tax treatment of a holder of any of the securities offered by Prospectus Supplements will vary depending upon the terms of the specific securities acquired by such holder, as well as his particular situation, and this discussion does not attempt to address aspects of federal income taxation relating to holders of particular securities. Certain federal income tax considerations relevant to holders of the particular securities will be provided in the applicable Prospectus Supplement relating thereto. Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC has acted as tax counsel to the Company in connection with the filing of this Prospectus. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof. No rulings have been obtained or are expected to be obtained from the IRS concerning any of the matters discussed herein. It should be noted that the Code, rules, regulations, and administrative and judicial interpretations are all subject to change (possibly on a retroactive basis).

   EACH INVESTOR IS ADVISED TO CONSULT THE APPLICABLE PROSPECTUS SUPPLEMENT, AS WELL AS WITH HIS OWN TAX ADVISOR, REGARDING THE TAX CONSEQUENCES TO HIM OF THE ACQUISITION, OWNERSHIP AND SALE OF THE OFFERED SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

   It is the opinion of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC that the Company is organized and is operating in conformity with the requirements for qualification and taxation as a REIT commencing with the Company's taxable year ended December 31, 1993, and its method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters including, but not limited to, those set forth below in this discussion of "Federal Income Tax Considerations" and those concerning its business and properties as set forth in this Prospectus and in any Prospectus Supplement. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual (and with respect to certain tests quarterly) operating results, the various income, asset, distribution, stock ownership and other tests discussed below, the results of which will not be reviewed by Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC. Accordingly, no assurance can be given that the actual results of the Company's operations for any one taxable year (or quarter) will satisfy such requirements.

   If the Company initially failed to elect or qualify for taxation as a REIT or ceases to qualify as a REIT, and the relief provisions do not apply, the Company's income that is distributed to shareholders would be subject to the "double taxation" on earnings (once at the corporate level and again at the shareholder level) that generally results from investment in a corporation. Failure to qualify and to maintain qualification as a REIT would force the Company to reduce significantly its distributions and possibly incur substantial indebtedness or liquidate substantial investments in order to pay the resulting corporate taxes. In addition, the Company, once having obtained REIT status and having lost such status, would not be eligible to elect REIT status for the four subsequent taxable years, unless its failure to maintain its qualification was due to reasonable cause and not willful neglect, and certain other requirements were satisfied. In order to elect to again be taxed as a REIT, just as with the original election, the Company would be required to distribute all of its earnings and profits accumulated in any non-REIT taxable year.

Federal Income Taxation of the Company

   General. If the Company qualifies for tax treatment as a REIT pursuant to Code Sections 856 through 860, it will generally not be subject to Federal corporate taxation on its net income to the extent currently distributed to its shareholders. This substantially eliminates the "double taxation" that typically results from the use of corporate investment vehicles.

   The Company will be subject to Federal income tax, however, as follows:
First, the Company will be taxed at regular corporate rates on its undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference to the extent that tax exceeds its regular tax. Third, if the Company has net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, any net income that the Company has from prohibited transactions (which are, in general, certain sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business) will be subject to a 100% tax. Fifth, if the Company should fail to satisfy either the 75% or 95% gross income tests (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability. Sixth, if the Company fails to distribute during each year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from preceding periods, the Company will be subject to a nondeductible 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if (a) during the 10-year period commencing on the first day of the first taxable year that the Company qualifies as a REIT, the Company recognizes a gain from the disposition of an asset held by the Company at the beginning of such period, or (b) during the 10-year period commencing on the date the Company acquires appreciated property from a Subchapter C corporation in a transaction in which the Company inherits the tax basis in such asset from the Subchapter C corporation and the Company recognizes a gain from the disposition of such asset, then the Company will be subject to tax at the highest regular corporate rate on the lesser of
(i) the recognized gain or (ii) the excess, if any, of the fair market value over the adjusted basis of any such asset as of the beginning of such 10-year period (the "Built-In-Gain"). Moreover, the aggregate Built-In-Gain during the 10-year period cannot exceed the total net Built-In-Gain of all assets at the beginning of the 10-year period. Subject to certain limitations, the Company may, to the extent available, utilize any pre-REIT net operating loss (NOL) carryforwards to offset recognized gains.

   Code Section 856(a) defines a Real Estate Investment Trust as a corporation, trust or association: (i) managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) which (except for the provisions of Sections 856 through 860 of the Code) would be taxable as a domestic corporation; (iv) is neither a financial institution nor an insurance company pursuant to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) during the last half of each taxable year, not more than 50% in number or value of the outstanding shares are owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (vii) meets certain other tests, described below, regarding its income and assets. The requirements and conditions set forth in (i) through (iv), inclusive, must be met during each day of the taxable year. The requirements set forth in (v) must be met during at least 335 days of a taxable year of 12 months, or during the proportionate part of a taxable year of less than 12 months.

   The Company is owned by more than 100 persons and management has represented that not more than 50% in number or value of the outstanding stock of the Company is owned by five or fewer individuals. Moreover, the Declaration of Trust provides for restrictions regarding ownership of the Common Shares, which will assist the Company in continuing to satisfy the beneficial ownership requirements described above. See "Description of Capital Stock--Restrictions on Ownership and Transfer."

   The Company owns and operates a number of properties through wholly-owned subsidiaries. Code Section 856(i) provides that a corporation which is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary shall be treated as assets, liabilities, and such items (as the case may be) of the REIT. Thus, in applying the requirements described herein, the Company's qualified REIT subsidiaries will be ignored, and all assets, liabilities and items of income, deduction and credit of its wholly-owned subsidiaries will be treated as assets, liabilities and items of the Company. In addition, the Company will be deemed to own its proportionate share of the assets and liabilities of any partnership in which it is a partner.

   Income Tests. There are three percentage tests relating to the sources of the Company's gross income. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) must be directly or indirectly derived each taxable year from investments relating to real property or mortgages on real property or certain temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) must be directly or indirectly derived each taxable year from any of the sources qualifying for the 75% test or from dividends, interest, and gain from the sale or disposition of stock or securities. Third, in each taxable year short-term gains from sales of stock or securities, gains from prohibited transactions and gains from the sale or other taxable disposition of real property held for less than four years (other than from involuntary conversions and foreclosure property) must represent less than 30% of the Company's gross income. In applying these tests, if the Company invests in a partnership, the Company will be treated as realizing its share of the gross income of the partnership, and the character of such income, as well as other partnership items, will be determined at the partnership level.

   The term "prohibited transaction" means a sale or other distribution of property which would constitute stock in trade of the taxpayer, property which would properly be included in inventory of the taxpayer or property held by the taxpayer primarily for sale to customers in the ordinary course of his trade or business, which is not foreclosure property. However, a prohibited transaction does not include a sale of property which is a real estate asset as defined below if all of the following conditions are satisfied: (i) the REIT has held the property for at least four years; (ii) aggregate expenditures made by the REIT, or any partner of the REIT, during the four year period preceding the date of sale which are includable in the basis of the property do not exceed 30% of the net selling price of the property; (iii) (I) during a taxable year the REIT does not make more than seven sales of property (other than foreclosure property), or (II) the aggregate adjusted basis (as determined for purposes of computing earnings and profits) of properties (other than foreclosure property) sold during the taxable year does not exceed 10% of the aggregate basis (as so determined) of all of the assets of the REIT as of the beginning of the taxable year; (iv) in the case of property, which consists of land or improvements, not acquired through foreclosure or deed in lieu of foreclosure, or lease termination, the REIT has held the property for not less than four years for production of rental income; and (v) if the requirement of clause (iii)(I) is not satisfied, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor (as defined in Code section 856(b)(3)) from whom the REIT itself does not derive or receive any income.

   Rents received by the Company qualify as "rents from real property" for purposes of satisfying the gross income tests for a REIT only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person, although rents generally will not be excluded merely because they are based on a fixed percentage of receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" if the REIT, or an owner of 10% or more of the REIT, also directly or constructively owns 10% or more of such tenant. Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Fourth, for rents to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no income; provided, however, the Company may directly perform certain services other than services which are considered rendered to the occupant of the Property. The Company has represented that it does not charge rent for any property that is based in whole or in part on the income or profits of any person other than rent based on a percentage of receipts or sales, as described above, and that it does not rent any property to a related party tenant as described above. The Constructive Ownership restrictions described above will assist the Company in satisfying this requirement. See "Description of Capital Stock--Restrictions on Ownership and Transfer." Finally, the Company directly performs services under certain of its leases.

   The term "interest" generally does not include any amount if the determination of such amount depends in whole or in part on the income or profits of any person, although an amount generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage of receipts or sales.

   If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is eligible for relief under certain provisions of the Code. These relief provisions will be generally available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect. If the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax, it is not now possible to determine the circumstances under which the Company may be entitled to the benefit of these relief provisions. If these relief provisions apply, a special tax is imposed on the greater of the amount by which the Company failed the 75% test or the 95% test.

   Asset Tests. At the close of each quarter of its taxable year, the Company must also satisfy several tests relating to the nature and diversification of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets, cash, cash items (including receivables arising in the ordinary course of the Company's operation) and government securities. For these purposes, a REIT's assets include its allocable share of assets held by partnerships in which the REIT owns an interest and is held by qualified REIT subsidiaries of the REIT. It also includes stock or debt instruments held for not more than one year which were purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the REIT. In addition, not more than 25% of the Company's total assets may be represented by securities other than those includable in the 75% asset class. Moreover, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the Company's total assets. Finally, of the investments included in the 25% asset class, the Company may not own more than 10% of any one issuer's outstanding voting securities.

   If the Company inadvertently fails to satisfy one or more of the asset tests at the end of the calendar quarter, the Company would still not lose its REIT status, provided that (i) it satisfied all of the asset tests at the close of the preceding quarter, and (ii) the discrepancy between the value of the Company's assets and the standards imposed by the asset tests either did not exist immediately after the acquisition of any particular asset or was not wholly or partly caused by such an acquisition. Even if the provisions of clause (ii) are not met, the Company could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which such discrepancy arose.

   The Company has numerous wholly owned subsidiaries. All of the Company's current subsidiaries should be treated as "qualified REIT subsidiaries." As noted above, such subsidiaries will not be treated as separate corporations for United States federal income tax purposes pursuant to the provisions of Code
Section 856(i). Thus, for these purposes, the Company will not own more than 10% of the outstanding securities of any one issuer as a result of the ownership of its subsidiaries.

Dividend Requirements

   Annual Distribution Requirements. The Company, in order to qualify as a REIT, is required to make distributions (other than capital gain dividends) to its shareholders in an amount at least equal to (A) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 95% of the after tax net income, if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. In addition, the Company will be required to distribute at least 95% of any Built-in Gain (after tax ) it may recognize during the 10-year period commencing on the date it acquires assets with a built-in gain from a Subchapter C corporation in a carryover basis transaction. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular distribution payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular corporate tax rates. Finally, as discussed above, the Company may be subjected to an excise tax if it fails to meet certain other distribution requirements.

   It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company. In the event that such timing differences occur, the Company may find it necessary to arrange for borrowings or pay taxable stock dividends in order to meet the 95% requirement.

   Under certain circumstances the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Company's deduction for distributions paid for the earlier year. Thus, although the Company may be able to avoid being taxed on amounts distributed as deficiency distributions, it will be required to pay interest based upon the amount of any deduction taken for deficiency distributions.

Failure to Qualify as a Real Estate Investment Trust

   The Company's election to be treated as a REIT will be automatically terminated if the Company fails to meet the requirements described above. In that event, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, and distributions to shareholders will not be deductible by the Company. All distributions to shareholders will be taxable as ordinary income to the extent of current and accumulated earnings and profits and will be eligible for the 70% dividends received deduction for corporations. The Company will not be eligible again to elect REIT status until the fifth taxable year which begins after the year for which the Company's election was terminated unless the Company did not willfully fail to file a timely return with respect to the termination taxable year, inclusion of incorrect information in such return was not due to fraud with intent to evade tax, and the Company establishes that failure to meet the requirement was due to reasonable cause and not willful neglect. Failure to qualify for even one year could result in the Company incurring substantial indebtedness (to the extent borrowings are feasible) or liquidating substantial investments in order to pay the resulting taxes.

Federal Income Taxation of Shareholders

   General. As long as the Company qualifies for taxation as a REIT, distributions made to the Company's shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be includable by the shareholders as ordinary income for federal income tax purposes. None of these distributions will be eligible for the dividends received deduction for corporate shareholders. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held his shares. Corporate shareholders, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

   Distributions in excess of current or accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Common Shares. Shareholders will be required to reduce the tax basis of their Common Shares by the amount of such distributions until such basis has been reduced to zero, after which such distributions will be taxable at capital gain rates (except with respect to a shareholder who holds his Common Shares as a dealer). The tax basis as so reduced will be used in computing the capital gain or loss, if any, realized upon the sale of the Common Shares. Shareholders may not include in their individual federal income tax returns any net operating losses or capital losses of the Company. In addition, any distribution declared by the REIT in October, November or December of any year payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the REIT and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by the REIT no later than January 31 of the following year. The REIT may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to the REIT.

   Foreign Shareholders. In general, each foreign corporation, partnership and nonresident alien individual that does not hold its, his or her REIT shares in connection with the conduct of a United States trade or business, will be subject to a 30% tax (or lesser amount, as provided by an applicable income tax treaty) on all ordinary dividends paid with respect to such REIT shares. The REIT itself will be required to withhold and pay over such tax. If a foreign shareholder holds such shareholder's REIT shares in connection with the conduct of a Untied States trade or business, and provides the REIT with a properly executed Form 4224, such shareholder will be subject to tax on ordinary dividends in the same manner as a United States person and the REIT will not withhold any distributions to such shareholder. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a non-U.S. shareholder to the extent they do not exceed the adjusted basis of the shareholder's Common Shares. Rather, such distributions will reduce the adjusted basis of such Common Shares, but not below zero. To the extent that such distributions exceed the adjusted basis of a non-U.S. shareholder's Common Shares, they will give rise to tax liability if the non-U.S. shareholder would otherwise be subject to tax on any gain from the sale or disposition of the Common Shares in the Company as described below. If, at the time the distribution was made, it cannot be determined whether the distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as a dividend. However, such amounts would be refundable if it is subsequently determined that such distribution was in excess of current and accumulated earnings and profits of the Company.

   To the extent a foreign shareholder receives REIT distributions attributable to the sale or exchange of United States real property interests held by the REIT, each foreign shareholder will be treated as having engaged in a United States trade or business and, therefore, will be subject to United States federal income tax in the same manner as a United States person on such distributions. The REIT (or the United States nominees of a foreign shareholder) must withhold 34% of all distributions to a foreign shareholder attributable to the disposition of United States real property interests which are designated as capital gain dividends, unless the foreign shareholder has provided the REIT (or its United States nominee) with a statement claiming a withholding exemption from the Internal Revenue Service. A foreign shareholder will be entitled to a credit against his United States income tax equal to the amount so withheld.

   Generally, a foreign person will not be subject to United States income tax on any gain recognized upon a sale or exchange of such person's REIT shares. However, if the REIT does not qualify as a "domestically controlled REIT", a non-U.S. shareholder will be subject to tax on gain recognized upon the sale of the shares. A domestically controlled REIT is defined as a REIT in which at all times during a specified testing period less than 50% in number or value of the shares are held directly or indirectly by foreign persons. It is anticipated that the Company will qualify as a domestically controlled REIT. Non-U.S. shareholders will also be taxed on gain recognized from the sale of their shares in the REIT if (i) the investment in such shares is effectively connected with the non-U.S. shareholder's United States trade or business, in which case a shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (ii) the non-U.S. shareholder is a non-resident alien who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the non-resident alien will be subject to a 30% tax on the individual's capital gain.

   Foreign persons contemplating an investment in REIT shares should consult their home country tax advisors concerning the tax treatment of such investment under their home country laws, including their ability, if any, to obtain a tax credit for any United States taxes paid.

   Backup Withholding. The REIT will report to its shareholders and the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 20%, which rate will increase to 31% for amounts paid after December 31, 1993, with respect to distributions paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) has provided a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide the REIT with a correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability.

   Tax-Exempt Shareholders. The IRS has ruled that amounts distributed as distributions by a REIT to a certain tax exempt pension trust did not constitute unrelated business taxable income ("UBTI"). Although rulings are merely interpretations of law by the IRS and may be revoked or modified, based on this analysis, indebtedness incurred by the REIT in connection with the acquisition of an investment should not cause any income derived from the investment to be treated as UBTI to a Tax Exempt Entity. A Tax Exempt Entity that incurs indebtedness to finance its purchase of shares, however, will have UBTI by virtue of the acquisition indebtedness rules.

   Tax exempt organizations contemplating an investment in REIT shares should consult their individual tax advisors concerning the tax treatment of such investment.

State and Local Taxation

   The Company and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                             PLAN OF DISTRIBUTION

   The Company may sell the Offered Securities to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

   Underwriters may offer and sell the Offered Securities at a fixed price or prices which may be changed at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Offered Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of the Offered Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Offered Securities for whom they may act as agent. Underwriters may sell the Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

   Any underwriting compensation paid by the Company to underwriters or agents in connection with the Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to the underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, the Company in the ordinary course of business.

   If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase the Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate amount of the Offered Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and (ii) if the Offered Securities are being sold to underwriters, the Company shall have sold to such underwriters the total amount of the Offered Securities less the amount thereof covered by the Contracts.

   Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and its subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

   Certain legal matters will be passed upon for the Company by Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC, Baltimore, Maryland. Marc P. Blum, a trustee of the Company, and LeRoy E. Hoffberger, Chairman of the Board of Trustees of the Company, are of counsel to such firm.

                                    EXPERTS

   The consolidated financial statements of the Company and its Predecessor, respectively, incorporated herein by reference, are incorporated by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated herein by reference and the authority of that firm as experts in accounting and auditing.

--------------------------------------------------------------------------------

                               2,000,000 Shares

                        [LOGO] MID-ATLANTIC REALTY TRUST

                           MID-ATLANTIC REALTY TRUST

                                 Common Shares
                            of Beneficial Interest

                           ------------------------
                             PROSPECTUS SUPPLEMENT
                           ------------------------

                                 March 6, 2002

                              Wachovia Securities

                            Legg Mason Wood Walker
                                 Incorporated

                              Ferris, Baker Watts
                                 Incorporated

--------------------------------------------------------------------------------